Exhibit 2.2

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

PORCH.COM, INC.,

DATAMENTORS INTERMEDIATE, LLC,

and

DATAMENTORS, LLC

Dated January 12, 2021

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated January 12, 2021, is by and among PORCH.COM, INC., a Delaware corporation (the “Purchaser”), DATAMENTORS INTERMEDIATE, LLC, a Delaware limited liability company (the “Seller”) and DATAMENTORS, LLC, a Delaware limited liability company (the “Company”). Capitalized terms used but not defined herein shall have the meanings set forth in Article IX.

W I T N E S S E T H :

WHEREAS, the Purchaser desires to purchase and the Seller desires to sell 100% of the Membership Interests of the Company (the “Purchased Interests”);

WHEREAS, the Seller acknowledges that the execution and delivery by the Lenders of the Paydown and Release Agreement is an integral part of and incident to the transactions contemplated by this Agreement; and

WHEREAS, the recitals set forth above, inclusive and alone, are incorporated herein by reference and are made a material part of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

ARTICLE I

SALE OF THE PURCHASED INTERESTS

Section 1.1 Sale of the Purchased Interests. Subject to the terms and conditions of this Agreement, the Seller agrees to sell, assign, transfer and deliver to the Purchaser on the Closing Date (as defined in Section 2.4), and the Purchaser agrees to purchase from the Seller on the Closing Date, the Purchased Interests. All certificates (if any) representing the Purchased Interests shall be duly endorsed to the Purchaser by the Seller.

ARTICLE II

PURCHASE PRICE AND CLOSING

Section 2.1 Purchase Price. In full consideration for the purchase by the Purchaser of the Purchased Interests, the purchase price (the “Purchase Price”), shall be calculated and paid by the Purchaser in accordance with this Section 2.1.

2.1.1 Purchase Price; Closing Payments; Payment Instructions.

(i)	The Purchase Price payable on the Closing Date pursuant to Section 2.1.1(ii) shall be calculated as follows:

(a)	$24,875,000.00; plus

(b)	the Estimated Closing Cash; plus

(c)	the Estimated Working Capital Surplus; minus

(d)	the Holdback Amount.

(ii)	On the Closing Date, the Purchase Price as calculated pursuant to Section 2.1.1(i) above shall be paid and/or allocated as follows:

(a)	$1,000.00 shall be paid to the Seller in accordance with the wire instructions set forth on Schedule 2.1.1(ii)(a);

(b)	$5,291,243.00, the Estimated Company Transaction Expenses, shall be paid to the Persons, and in the amounts, set forth on Schedule 2.1.1(ii)(b);

(c)	$650,000.00, the sum of the Working Capital Escrow Amount plus the Indemnity Escrow Amount, shall be funded by the Purchaser to the Escrow Agent in accordance with the wire instructions set forth on Schedule 2.1.1(ii)(c) for deposit into the Working Capital Escrow Account and the Indemnity Escrow Account;

(d)	$2,025,695.90, the PPP Loan Escrow Amount, shall be funded by the Purchaser into the PPP Loan Escrow Account in accordance with the wire instructions set forth on Schedule 2.1.1(ii)(d);

(e)	$2,562,348.58, the Estimated Assumed Indebtedness, set forth on Schedule 2.1.1(ii)(e), shall be retained by the Purchaser; and

(f)	$14,226,271.52, shall be paid to the applicable Lenders in the amounts set forth on Schedule 2.1.1(ii)(f) in accordance with the provisions of the Paydown and Release Agreement.

(iii)	Any payment due from Purchaser to Seller under this Agreement after the Closing shall be made by Purchaser to the Payment Parties in accordance with the provisions of the Paydown and Release Agreement. The Purchaser shall be entitled to conclusively rely on the directions and allocations set forth in any Payment Instructions.

2.1.2 Working Capital Adjustment.

(i)	Working Capital Shortfall. If the Closing Date Working Capital, as finally determined pursuant to the procedures set forth in Section 2.2, is less than the Estimated Closing Date Working Capital (such difference being referred to herein as the “Working Capital Shortfall”), then within five (5) business days after the Working Capital Determination (as defined in Section 2.2.1) and any adjustments thereto shall have become binding on the parties pursuant to the procedures set forth in Section 2.2:

(a)	If the Working Capital Shortfall is less than or equal to the Working Capital Escrow Amount, then the Purchaser and Seller shall deliver a joint letter instructing the Escrow Agent to disburse from the Working Capital Escrow Account, (x) to the Purchaser, an amount equal to the Working Capital Shortfall (plus any portion of the interest earned thereon) and (y) to the Payment Parties, an amount equal to the remaining amount of the Working Capital Escrow Amount (plus any portion of the interest earned thereon), if any, net of the Working Capital Shortfall, which amount shall be allocated among and paid to the Payment Parties in accordance with the Payment Instructions.

(b)	If the Working Capital Shortfall is greater than the Working Capital Escrow Amount (such difference being referred to herein as the “Working Capital Underpayment”), then then the Purchaser and the Seller shall deliver a joint letter instructing the Escrow Agent to disburse from the Working Capital Escrow Account to Purchaser an amount equal to (x) the remaining Working Capital Escrow Amount (plus any portion of the interest earned thereon), (y) from the Indemnity Escrow Account, an amount equal to the Working Capital Underpayment, less the amount in clause (x) (plus any portion of the interest earned thereon), up to the amount of the Indemnity Escrow Amount and (z) if the amounts set forth in the foregoing clauses (x) and (y) are not sufficient to satisfy the entirety of the Working Capital Underpayment, thereafter directly from the Seller by wire transfer of immediately available funds.

(ii)	Working Capital Excess. If the Closing Date Working Capital, as finally determined pursuant to the procedures set forth in Section 2.2, is greater than or equal to the Estimated Closing Date Working Capital (such excess, if any, the “Working Capital Excess”), then within five (5) business days after the Working Capital Determination and any adjustments thereto shall have become binding on the parties pursuant to the procedures set forth in Section 2.2, (x) the Purchaser and Seller shall deliver a joint letter instructing the Escrow Agent to disburse from the Working Capital Escrow Account to the Payment Parties the Working Capital Escrow Amount (plus any portion of the interest earned thereon) and (y) the Purchaser shall pay to the Payment Parties an amount equal to the remaining amount of the Working Capital Excess, if any, less the amount in clause (x), which amounts, in each case of clauses (x) and (y), shall be allocated among and paid to the Payment Parties in accordance with the Payment Instructions.

2.1.3 Milestone Payments. On the dates set forth below, if the applicable Milestone Condition is met, then the Purchaser shall pay as additional Purchase Price a milestone payment equal to $1,500,000.00, which amount shall be paid, at the Purchaser’s sole discretion, in either cash or Milestone Shares of equivalent value (each, a “Milestone Payment” and collectively, the “Milestone Payments”), in each case, to be allocated amongst and paid to the Payment Parties as set forth on the Payment Instructions:

(i)	First Milestone Payment. If the First Milestone Condition is met, then the Purchaser shall pay a Milestone Payment within five (5) business days after the Annual Determination for calendar year 2021 shall have become binding on the parties as provided in Section 2.2.

(ii)	Second Milestone Payment. If the Second Milestone Condition is met, then the Purchaser shall pay a Milestone Payment within five (5) business days after the Annual Determination for calendar year 2021 shall have become binding on the parties as provided in Section 2.2.

(iii)	Third Milestone Payment. If the Third Milestone Condition is met, then the Purchaser shall pay a Milestone Payment within five (5) business days after the Annual Determination for calendar year 2022 shall have become binding on the parties as provided in Section 2.2.

(iv)	Fourth Milestone Payment. If the Fourth Milestone Condition is met, then the Purchaser shall pay a Milestone Payment within five (5) business days after the Annual Determination for calendar year 2022 shall have become binding on the parties as provided in Section 2.2.

(v)	Cap on Milestone Payments. In no event shall the Purchaser be obligated to pay greater than $6,000,000.00 in respect of the Milestone Payments, in the aggregate.

For the avoidance of doubt, each Milestone Condition shall be measured independently of any other Milestone Condition and no Milestone Payment shall be contingent on having earned any other Milestone Payment.

Section 2.2 Accounting Procedures.

2.2.1 Working Capital Determination. The Purchaser shall, as soon as practicable after the Closing Date, prepare in accordance with GAAP, a report containing the Closing Balance Sheet together with a statement based upon such report which (1) states that such balance sheet was prepared in accordance with this Agreement, (2) sets forth the Closing Date Working Capital (including any differences between (i) the Estimated Company Transaction Expenses and actual Company Transaction Expenses, (ii) the Estimated Assumed Indebtedness and actual Assumed Indebtedness and (iii) the Estimated Closing Cash and actual Closing Cash) and (3) sets forth all adjustments required to be made to such balance sheet in order to make the calculation of the Closing Date Working Capital (the “Working Capital Determination”). The Purchaser shall have the option, in its sole discretion, to instruct an accounting firm chosen by the Purchaser (the “Accountants”) to audit the Closing Balance Sheet and to determine the scope of such audit. If the Seller does not agree that the Working Capital Determination correctly states the Closing Date Working Capital, the Seller shall promptly (but not later than 30 days after the delivery to the Seller of the Working Capital Determination) give written notice to the Purchaser of any exceptions thereto (in reasonable detail describing the nature of the disagreement asserted). If the Seller and the Purchaser reconcile their differences, the Closing Date Working Capital calculation shall be adjusted accordingly and shall thereupon become binding, final and conclusive upon all of the parties hereto and enforceable in a court of law. If the dispute relates to an accounting issue and if the Seller and the Purchaser are unable to reconcile their differences in writing within 30 days after written notice of exceptions is delivered to the Purchaser (the “Reconciliation Period”), the accounting items in dispute shall be submitted to a mutually acceptable accounting firm selected from any of the four largest accounting firms in the United States in terms of gross revenues (the “Independent Auditors”) for final determination; provided, however, that prior to such submission, a third party that is creditworthy, in the reasonable determination of the Purchaser, has guaranteed in writing the timely payment of any fees that may become due by Seller pursuant to Sections 2.2.4 and 2.2.5. The Closing Date Working Capital calculation shall be deemed adjusted in accordance with the determination of the Independent Auditors and shall become binding, final and conclusive upon all of the parties hereto and enforceable in a court of law. The Independent Auditors shall consider only the accounting items in dispute and shall be instructed to act within 30 days (or such longer period as the Seller and the Purchaser may agree) to resolve all accounting items in dispute. If the dispute involves a non-accounting issue and such dispute cannot be reconciled within the Reconciliation Period, the dispute shall be settled by a court of competent jurisdiction. If the Seller does not give written notice of any exception within 30 days after the delivery to the Seller of the Working Capital Determination or if the Seller gives written notification of the Seller’s acceptance of the Closing Date Working Capital prior to the end of such 30 day period, the Closing Date Working Capital set forth in the Working Capital Determination shall thereupon become binding, final and conclusive upon all the parties hereto and enforceable in a court of law. The Purchaser shall deliver a copy of the Working Capital Determination to the Seller not later than 90 days after the Closing Date; provided, however, any delay in meeting such timetable shall impose no liability on the part of the Purchaser.

2.2.2 Annual Determination. The Purchaser shall (or, at its sole discretion, shall cause the Accountants to), as soon as practicable after the end of each of calendar years 2021 and 2022, prepare in accordance with GAAP, a report containing a consolidated balance sheet of the Company as of the close of business on December 31 of each such calendar year, and a related consolidated statement of income of the Company for the twelve (12) months then ended, in each case together with a statement based upon such report which (x) states that it was prepared in accordance with this Agreement and (y) sets forth for the period under examination the applicable calculation of Revenue of the Company and EBITDA of the Company (the “Annual Determination”). The Purchaser shall have the option, in its sole discretion, to instruct the Accountants to audit the financial statements and to determine the scope of such audit. The Purchaser shall deliver a copy of each such Annual Determination to the Seller not later than 90 days after the end of the period to which such Annual Determination relates; provided, however, any delay in meeting such timetable shall impose no liability on the part of the Purchaser.

2.2.3 Annual Determination Dispute. If the Seller does not agree that any Annual Determination correctly states the applicable Revenue of the Company and/or EBITDA of the Company calculations for the period under examination, the Seller shall promptly (but not later than 30 days after the delivery to the Seller of such Annual Determination) give written notice to the Purchaser of any exceptions thereto (in reasonable detail describing the nature of the disagreement asserted). If the Seller and the Purchaser reconcile their differences, the Annual Determination shall be adjusted accordingly and shall thereupon become binding, final and conclusive upon all of the parties hereto and enforceable in a court of law. If the dispute relates to an accounting issue and if the Seller and the Purchaser are unable to reconcile their differences in writing within the Reconciliation Period, the accounting items in dispute shall be submitted to the Independent Auditors for final determination; provided, however, that prior to such submission, a third party that is creditworthy, in the reasonable determination of the Purchaser, has guaranteed in writing the timely payment of any fees that may become due by Seller pursuant to Sections 2.2.4 and 2.2.5. The Annual Determination shall be deemed adjusted in accordance with the determination of the Independent Auditors and shall become binding, final and conclusive upon all of the parties hereto and enforceable in a court of law. The Independent Auditors shall consider only the accounting items in dispute and shall be instructed to act within 30 days (or such longer period as the Seller and the Purchaser may agree) to resolve all accounting items in dispute. If the dispute involves a non-accounting issue and such dispute cannot be reconciled within the Reconciliation Period, the dispute shall be settled by a court of competent jurisdiction. If the Seller does not give written notice of any exception within 30 days after the delivery of an Annual Determination or if the Seller gives written notification of the Seller’s acceptance of an Annual Determination prior to the end of such 30 day period, such Annual Determination shall thereupon become binding, final and conclusive upon all the parties hereto and enforceable in a court of law.

2.2.4 Independent Auditors. If the Independent Auditors are for any reason unable or unwilling to perform the services required of them under this Section 2.2, then the Purchaser and the Seller agree to select another accounting firm from among the four largest accounting firms in the United States in terms of gross revenues to perform the services to be performed under this Section 2.2 by the Independent Auditors. If the Purchaser and the Seller fail to select the Independent Auditors as required by Section 2.2.1 above within seven days after the expiration of the Reconciliation Period or fail to select another accounting firm within seven days after it is determined that the Independent Auditors will not perform the services required, either the Purchaser or the Seller may request the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) located in New York, New York to appoint an independent firm of certified public accountants to perform the services required under this Section 2.2 by the Independent Auditors. The fees of JAMS shall be shared equally by the Purchaser, on the one hand, and the Seller, on the other hand. For purposes of this Section 2.2 the term “Independent Auditors” shall include such other accounting firm chosen in accordance with this Section 2.2.

2.2.5 Independent Auditor Fees. The Independent Auditors shall determine the party (i.e., the Purchaser or the Seller) whose asserted position as to the calculation of Closing Date Working Capital, Revenue of the Company and/or EBITDA of the Company for the period under examination before the Independent Auditors is furthest from the determination of such item by the Independent Auditors, which non-prevailing party shall pay the fees and expenses of the Independent Auditors and shall reimburse the prevailing party for the portion of the fees of JAMS previously paid by it.

2.2.6 Examination of Books and Records. The books and records of the Company shall be made available during normal business hours upon reasonable advance notice at the principal office of the Company to the parties hereto, the Accountants and the Independent Auditors to the extent required to determine the calculations required under Section 2.2. The Seller, on the one hand, and the Purchaser, on the other hand, shall make available to the other party and their representatives (including auditors) any back-up materials generated by them to support a position that is contrary to the position taken by any other party.

Section 2.3 Payment of the Purchase Price. Payment of each component of the Purchase Price shall be made by the Purchaser by direct wire transfer to the accounts of the applicable recipients set forth on Schedule 2.1.1(ii)(a), Schedule 2.1.1(ii)(b), Schedule 2.1.1(ii)(c), Schedule 2.1.1(ii)(d) and Schedule 2.1.1(ii)(f) hereto, or such other account(s) as the applicable recipient may direct by written notice to the Purchaser given pursuant to this Agreement. In respect of the amount of Company Transaction Expenses paid to the Company in consideration of the Transaction Bonuses, the Purchaser will cause the Company to pay the Transaction Bonuses via the Company’s payroll service (subject to all applicable payroll Taxes withholding and deductions) to the Persons and in the amounts set forth on item 5 of Schedule 3.19.2 hereto; provided, that the receipt of the Transaction Bonuses by such Persons shall be conditioned upon the execution and delivery of a Transaction Bonus and Release Agreement, in form attached hereto as Exhibit A. Each of the Milestone Payments, if paid, shall be deemed to include imputed interest to the extent required by the Code.

Section 2.4 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement at 10:00 A.M. on the date hereof, at the offices of Davis & Gilbert LLP, 1675 Broadway, New York, New York 10019 or by the exchange of documents and instruments by mail, courier, electronic transmission, telecopy and wire transfer to the extent mutually acceptable to the parties hereto (such date is herein referred to as the “Closing Date”).

ARTICLE III

REPRESENTATIONS OF THE COMPANY AND THE SELLER

A. The Seller represents and warrants to and with the Purchaser as follows:

Section 3.1 Execution and Validity of Agreements; Restrictive Documents.

3.1.1 Execution and Validity; Existence. The Seller has the full legal right and capacity to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Seller and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms. The Seller is duly organized or incorporated (as applicable), validly existing and in good standing under the laws of its jurisdiction of organization.

3.1.2 Ownership. The Seller is the true and lawful owner of 100% of the issued and outstanding Membership Interests, and such ownership is free and clear of all Liens.

3.1.3 No Options. Except as set forth on Schedule 3.3.1, there are no outstanding subscriptions, options, rights (including “phantom stock rights”), warrants, puts, calls, commitments, understandings, arrangements, plans or other agreements of any kind to acquire any Membership Interests from the Seller and there are no agreements or understandings with respect to the sale, transfer or voting of any Membership Interests held by the Seller.

3.1.4 No Restrictions. There is no suit, action, claim, investigation or inquiry by any Governmental or Regulatory Authority, and no legal, administrative or arbitration proceeding pending or, to the knowledge of the Seller, threatened against the Seller or any of its assets or properties with respect to the execution, delivery and performance of this Agreement or the transactions contemplated hereby or any other agreement entered into by the Seller in connection with the transactions contemplated hereby.

3.1.5 Non-Contravention. The execution, delivery and performance by the Seller of its obligations hereunder and the consummation of the transactions contemplated hereby, will not (a) violate, conflict with or result in the breach of any provision of the Fundamental Documents of the Seller, (b) result in the violation by the Seller of any Laws or Orders of any Governmental or Regulatory Authority applicable to the Seller or any of its assets or properties or (c) conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or require the Seller to obtain any consent, approval or action of, make any filing with or give any notice to any Person, or result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Seller, under any of the terms, conditions or provisions of any Contracts to which the Seller is a party or by which the Seller or any of its assets or properties are bound.

3.1.6 Approvals and Consents. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or Person is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which the Seller is a party or pursuant to which the Seller, its assets or properties are bound for the execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder or the consummation of the transactions contemplated hereby.

B. The Company represents and warrants to and with the Purchaser as follows:

Section 3.2 Execution and Validity; Existence and Good Standing. The Company has the full company power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all required company action on behalf of the Company, the Seller and the Parent. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms. The Company is duly organized and is validly existing and in good standing under the laws of the jurisdictions set forth on Schedule 3.2, with the full corporate or company power and authority to own its property and to carry on its business all as and in the places where such properties are now owned or operated or such business is now being conducted. The Company is duly qualified, licensed or admitted to do business and is in good standing in the jurisdictions set forth on Schedule 3.2, which are the only jurisdictions in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary.

Section 3.3 Membership Interests; Subsidiaries and Investments.

3.3.1 The Company. Schedule 3.3.1 sets forth an accurate and complete list of the Membership Interests, the names of the holders thereof and the number of Membership Interests held by each such holder. All of such Membership Interests have been duly authorized and validly issued, are fully paid and non-assessable and have not been issued in violation of any preemptive rights of the Seller or any other Person. Except as set forth on Schedule 3.3.1, no other class of membership interests (or any other Equity Interest) of the Company is authorized or outstanding. Except as set forth on Schedule 3.3.1, there are no outstanding subscriptions, options, warrants, rights (including “phantom stock rights”), puts, calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any Equity Interest of the Company.

3.3.2 The Seller. Schedule 3.3.2 sets forth an accurate and complete list of the membership interests of the Seller, the names of the holders thereof and the number of membership interests held by each such holder. All of such membership interests have been duly authorized and validly issued, are fully paid and non-assessable and have not been issued in violation of any preemptive rights of the Seller or any other Person. Except as set forth on Schedule 3.3.2, no other class of membership interests (or any other Equity Interest) of the Seller is authorized or outstanding. Except as set forth on Schedule 3.3.2, there are no outstanding subscriptions, options, warrants, rights (including “phantom stock rights”), puts, calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any Equity Interest of the Seller.

3.3.3 The Parent. Schedule 3.3.3 sets forth an accurate and complete list of the authorized, issued and outstanding Equity Interests of the Parent, the names of the holders thereof and the number of each class or series of Equity Interests held by each such holder. All of such Equity Interests have been duly authorized and validly issued, are fully paid and non-assessable and have not been issued in violation of any preemptive rights of any Person. Except as set forth on Schedule 3.3.3, no other Equity Interest of the Parent is authorized or outstanding. Except as set forth on Schedule 3.3.3, there are no outstanding subscriptions, options, warrants, rights (including “phantom stock rights”), puts, calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any Equity Interest of the Parent.

3.3.4 Subsidiaries. The Company does not, directly or indirectly, own any Equity Interests in or have any voting rights with respect to any Person.

Section 3.4 Financial Statements and No Material Changes. Schedule 3.4 sets forth (a) the audited consolidated balance sheets of the Company as at December 31, 2018 and December 31, 2019 and the related consolidated audited statements of income for the calendar years then ended, and (b) the unaudited consolidated balance sheet of the Company as at November 30, 2020 (the “Balance Sheet”) and the related unaudited consolidated statement of income for the eleven (11) months then ended. Such financial statements have been prepared in accordance with GAAP throughout the periods indicated except as set forth on Schedule 3.4. Each balance sheet fairly presents the financial condition of the Company at the respective date thereof, and reflects all claims against and all debts and liabilities of the Company, fixed or contingent, as at the respective date thereof, required to be shown thereon under GAAP and the related statements of income fairly present the results of income for the respective periods indicated. Since November 30, 2020 (the “Balance Sheet Date”), there has been no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations of the Company.

Section 3.5 Books and Records. All accounts, books, ledgers and official and other records material to the business of the Company maintained by or on behalf of the Company of whatsoever kind have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. The Company has not had any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not now under the exclusive ownership and possession of the Company. The Company has delivered to the Purchaser complete and correct copies of the Fundamental Documents of the Company, in each case with all amendments thereto, applicable for all periods during the Company’s existence.

Section 3.6 Title to Properties; Encumbrances. The Company has good and valid title to, or enforceable leasehold interests in or valid rights under contract to use, all the properties and assets owned or used by the Company (real, personal, tangible and intangible), including, without limitation (a) all the properties and assets reflected in the Balance Sheet, and (b) all the properties and assets purchased or otherwise contracted for by the Company since the Balance Sheet Date (except for properties and assets reflected in the Balance Sheet or acquired or otherwise contracted for since the Balance Sheet Date that have been sold or otherwise disposed of in the ordinary course of business), in each case free and clear of all Liens, except for Liens set forth on Schedule 3.6. The property, plant and equipment, whether owned or otherwise contracted for by the Company, are in a state of good maintenance and repair (ordinary wear and tear excepted) and are adequate and suitable for the purposes for which they are presently being used.

Section 3.7 Real Property.

3.7.1 Owned Real Property. The Company does not own any real property (including ground leases) nor does it hold a freehold interest in any real property or any option or right of first refusal or first offer to acquire any real property and the Company is not obligated by Contract or otherwise to purchase any real property.

3.7.2 Leased Real Property. Schedule 3.7.2 contains an accurate and complete list of all real property leases, subleases, licenses and other occupancy agreements, including without limitation, any modification, amendment or supplement thereto and any other related document or agreement executed or entered into by the Company (each individually, a “Real Property Lease” and collectively, the “Real Property Leases”). Except for (x) matters set forth on Schedule 3.7.2 or (y) such easements, rights of way, restrictions or Liens that do not interfere in any material respect with the use, operations or occupancy of the premises relating to the applicable Real Property Lease:

(a) each Real Property Lease set forth on Schedule 3.7.2 (or required to be set forth on Schedule 3.7.2) is valid, binding and in full force and effect;

(b) all rents and additional rents and other sums, expenses and charges due thereunder to date on each such Real Property Lease have been paid;

(c) the lessee has been in peaceable possession since the commencement of the original term of such Real Property Lease and no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor;

(d) there exists no default or event of default by the Company or to the Company’s knowledge, by any other party to any Real Property Lease;

(e) there exists no occurrence, condition or act (including the purchase of the Purchased Interests hereunder) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by the Company under any Real Property Lease or which would require the consent of any Person, and there are no outstanding claims of breach or indemnification or notice of default or termination of any Real Property Lease;

(f) the Company holds the leasehold estate on all the Real Property Leases free and clear of all Liens except as set forth on Schedule 3.7.2 and any mortgagees’ liens on the real property in which such leasehold estate is located;

(g) the real property leased by the Company is in a state of good maintenance and repair, is adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with any of the leased real properties; and

(h) the Company does not owe any brokerage commission with respect to any of the Real Property Leases.

Section 3.8 Contracts. Schedule 3.8 hereto contains an accurate and complete list of the following Contracts to which the Company is currently a party or by which it is bound:

(a) all Plans (as such term is defined in Section 3.19),

(b) any personal property lease with a fixed annual rental of $10,000 or more,

(c) any Contract relating to capital expenditures which involves payments of $25,000 or more in any single transaction or series of related transactions,

(d) any joint venture agreement or any agreement involving a sharing of profits or any Contract relating to the making of a loan or advance to or investment in, any other Person (other than expense advances to employees in the ordinary course of business),

(e) any Contract evidencing or relating in any way to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of loan, purchase money obligation, guarantee (other than the endorsement of negotiable instruments for collection in the ordinary course of business), conditional sale, purchase or otherwise,

(f) any management service, employment, consulting, independent contractor or similar type of Contract which is not cancelable by the Company without penalty or other financial obligation within 30 days,

(g) any Contract prohibiting or limiting the Company’s and/or its Affiliates’ freedom to engage in any line of business or to compete with any other Person, including, without limitation, any agreements limiting the ability of the Company or any Affiliate thereof to take on competitive clients during or after the term thereof,

(h) any collective bargaining or union agreement,

(i) any Contract between the Company, on the one hand, and any officer, director, manager, member, direct or indirect equity holder or Seller, on the other hand, not covered by subsection (f) above (including indemnification agreements),

(j) any secrecy or confidentiality agreement (other than standard confidentiality agreements in computer software license agreements or agreements with clients, vendors, employees or independent contractors entered into in the ordinary course of business),

(k) any agreement with respect to any Intellectual Property, including, but not limited to any licenses governing Company’s use of Data, but excluding “shrink-wrap” and similar end-user licenses,

(l) any Contract with a client required to be listed on Schedule 3.16,

(m) any Contract, indenture or other instrument which contains restrictions with respect to the payment of distributions in respect of the Membership Interests,

(n) any Contract (not covered by another subsection of this Section 3.8) which involves $25,000 or more over the unexpired term thereof and is not cancelable by the Company, as the case may be, without penalty or other financial obligation within 30 days; provided, however, Contracts of a similar nature which individually do not involve $25,000 but in the aggregate involve $25,000 or more over the unexpired term shall also be set forth on Schedule 3.8.

Each Contract to which the Company is a party or otherwise bound, whether or not required to be set forth on Schedule 3.8, is in full force and effect, and there exists no default or event of default by the Company or to the Company’s knowledge, by any other party, or occurrence, condition, or act (including the purchase of the Purchased Interests hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder by the Company, and there are no outstanding claims of breach or indemnification or notice of default or termination of any such Contract.

Section 3.9 Non-Contravention; Approvals and Consents.

3.9.1 Non-Contravention. The execution, delivery and performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated hereby, will not (a) violate, conflict with or result in the breach of any provision of the Fundamental Documents of the Company, (b) result in the violation by the Company of any Laws or Orders of any Governmental or Regulatory Authority applicable to the Company or any of its assets or properties or (c) if the consents and notices set forth in Schedule 3.9.2 are obtained, given or waived, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or require the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person, or result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Company, under any of the terms, conditions or provisions of any Contract to which the Company is a party or by which the Company or any of its assets or properties are bound.

3.9.2 Approvals and Consents. Except as set forth on Schedule 3.9.2, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Person is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which the Company is a party, or by which its assets or properties are bound for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby.

Section 3.10 Litigation. Except as set forth on Schedule 3.10, (x) there is no Proceeding at law or in equity by any Person, or any arbitration or any administrative or other Proceeding by or before any Governmental or Regulatory Authority, pending or, to the Company’s knowledge, threatened, against the Company or against the assets or properties of the Company, or otherwise involving the Company, or any of the Membership Interests and (y) to the Company’s knowledge, no acts, facts, circumstances, events or conditions occurred or exist which are a basis for any such Proceeding. The Company is not subject to any Order entered in any lawsuit or Proceeding. Schedule 3.10 also sets forth with respect to each pending or threatened matter listed thereon, the amount of costs, expenses or damages the Company has incurred to date and reasonably expects to incur through the conclusion thereof.

Section 3.11 Taxes.

3.11.1 General. The Company Group has timely completed and filed, or caused to be filed, taking into account any valid extensions of due dates, completely and accurately, all federal, state, local and foreign (if any) Tax or information returns (including estimated Tax returns) required under the statutes, rules or regulations of such jurisdictions to be filed by it.

3.11.2 Payment of Taxes; Specific Tax Liability. All Taxes shown on said returns to be due and all other Taxes due and owing (whether or not shown on any Tax return) have been paid and all additional assessments received prior to the date hereof have been paid or are being contested in good faith, in which case, such contested assessments are set forth on Schedule 3.11. The Company has collected all sales, use, goods and services or other commodity Taxes required to be collected and remitted or will remit the same to the appropriate taxing authority within the prescribed time periods. The Company has withheld all amounts required to be withheld on account of Taxes from amounts paid to employees, former employees, directors, officers, managers, members, service providers, independent contractors, residents and non-residents and remitted or will remit the same to the appropriate taxing authorities within the prescribed time periods. The amount set up as an accrual for Taxes (aside from any reserve for deferred Taxes established to reflect timing differences between book and Tax accrual) on the Balance Sheet (as opposed to the notes thereto) is sufficient for the payment of all unpaid Taxes of the Company, whether or not disputed, for all periods ending on and prior to the date thereof. Since the Balance Sheet Date, the Company has not incurred any liabilities for Taxes other than in the ordinary course of the business of the Company consistent with past custom and practice.

3.11.3 Tax Returns; Absence of Claims. No member, manager, director or officer (or employee responsible for Tax matters) of the Company expects any authorities to assess the Seller or the Company Group for any additional Taxes (in the case of the Seller, only Taxes with respect to items attributable to the operations or assets of the Company Group) for any period for which Tax returns have been filed. The Company has delivered to the Purchaser correct and complete copies of all federal, state and local income tax returns filed with respect to the Company for all taxable periods beginning on or after January 1, 2017. Except as set forth on Schedule 3.11, none of the federal, state or local income tax returns of the Company Group (or the Seller with respect to Company Group items) have ever been audited by the Internal Revenue Service (the “IRS”) or any other Governmental or Regulatory Authority. No examination of any return of the Seller or the Company Group is currently in progress, and neither the Seller nor the Company Group has received notice of any proposed audit or examination. No deficiency in the payment of Taxes by the Seller (with respect to Tax items relating to the operations or assets of the Company) or the Company Group for any period has been asserted in writing by any taxing authority and remains unsettled at the date of this Agreement. The Company Group has not received notice of a claim by any Governmental or Regulatory Authority in any jurisdiction where the Company Group does not file Tax returns that the Company Group is or may be subject to taxation by that jurisdiction. Neither the Seller nor the Company Group has made any agreement, waiver or other arrangement providing for an extension of time with respect to the assessment or collection of any Taxes against it. The Company Group has not been a member of an affiliated group filing consolidated federal income tax returns nor has it been included in any combined, consolidated or unitary state or local income tax return.

3.11.4 Status. Since its formation, the Company has been treated as a disregarded entity for all federal, state, and local income Tax purposes, and neither the Company nor the Seller has taken any action to change such status.

3.11.5 Additional Representations. At no point has the Company held any interests in real property that might be subject to tax or might subject the transfer of the membership interests of such entity to tax under Section 897 of the Code. The Company Group has not taken any Tax position that could give rise to a penalty under any of Sections 6662, 6662A or 6663 of the Code. Neither the Purchaser nor the Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or foreign income tax law); (ii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iii) prepaid amount received on or prior to the Closing Date.

Section 3.12 Liabilities; PPP Loan.

3.12.1 Liabilities. Except as set forth on Schedule 3.12.1, the Company has no outstanding claims, liabilities or indebtedness of any nature whatsoever as to which the Company is or may become responsible (collectively in this Section 3.12, “Liabilities”), whether accrued, absolute or contingent, determined or undetermined, asserted or unasserted, and whether due or to become due, other than (i) Liabilities specifically disclosed in any Schedule hereto; (ii) Liabilities under Contracts of the type required to be disclosed on any Schedule and so disclosed or which because of the dollar amount or other qualifications are not required to be listed on such Schedule; and (iii) Liabilities incurred in the ordinary course of business and consistent with past practice of the Company since the Balance Sheet Date not involving borrowings by the Company.

3.12.2 PPP Loan Compliance; PPP Loan Escrow. The Company complied with all applicable Laws and made no material misrepresentations or omissions to the Small Business Administration (the “SBA”), the PPP Lender or any other lender as it relates to (i) the Company’s eligibility and application for the PPP Loan and (ii) usage or forgiveness of the PPP Loan funds. Without limiting the generality of the forgoing, prior to the Closing, the Company has completed a forgiveness application reflecting the Company’s use of all the PPP Loan proceeds, and submitted it, along with all required supporting documentation, to the PPP Lender (true, correct and complete copies of such application and supporting materials are attached as Schedule 3.12.2). On or prior to the Closing, the Company has (A) notified the PPP Lender in writing of the transactions contemplated by this Agreement and provided the PPP Lender with a copy of this Agreement and the other documents that would effectuate the transactions contemplated by this Agreement; (B) procured the PPP Lender’s written approval of the change of control and transactions contemplated by this Agreement (a true, correct and complete copy of which has been provided to the Purchaser); and (C) established the PPP Loan Escrow Account pursuant to the PPP Loan Escrow Agreement.

Section 3.13 Insurance. Schedule 3.13 contains a true and complete list (including the names and addresses of the insurers, the names of the Persons to whom such insurance policies have been issued, the expiration dates thereof, the annual premiums and payment terms thereof, whether it is a “claims made” or an “occurrence” policy and a brief description of the interests insured thereby) of all liability, property, workers’ compensation and other insurance policies currently maintained by, or on behalf of, the Company. Each such insurance policy is valid and binding and in full force and effect, all premiums due thereunder have been paid and the Company has not received any notice of cancellation or termination in respect of any such policy or default thereunder. Neither the Company, nor to the Company’s knowledge, the Person to whom such policy has been issued has received notice that (i) any insurer under any policy referred to in this Section 3.13 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause or (ii) any premiums will be materially increased in the future or that any insurance coverage listed on Schedule 3.13 will not be available in the future on substantially the same terms now in effect. Within the last two (2) years, the Company Group has not filed for any claims exceeding $25,000 against any of its insurance policies, exclusive of automobile and health insurance policies. None of such policies shall lapse or terminate by reason of the transactions contemplated by this Agreement and all such policies shall continue in effect after the Closing Date for the benefit of the Company. The Company has not received any notice of cancellation of any such policy. The Company has not been refused any insurance or required to pay higher than normal or customary premiums, nor has its coverage been limited by any insurance carrier to which it has applied for insurance during the last three years.

Section 3.14 Intellectual Properties.

3.14.1 Registered, Unregistered and Licensed Intellectual Property. Schedule 3.14.1 contains an accurate and complete list of all: (a) Registered IP including for each such item, the jurisdiction of filing, issuance, and/or registration, the application filing number, the application filing date, the registration or issue number, the registration or issue date, and the registration status, (b) Unregistered IP and Licensed IP which is material to the Company or the business of the Company, including, a description of the Company’s tools, platforms, software, and databases included within such Unregistered IP and Licensed IP and (c) any contractual obligations which impose a restriction on the Company’s exploitation or commercialization of the Registered IP, Unregistered IP, and licensed Data. The registrations of the Registered IP listed on Schedule 3.14.1 are valid and subsisting, all necessary registration and renewal fees in connection with such registrations have been made and all necessary documents and certificates in connection with such registrations have been filed with the relevant Intellectual Property authorities in the United States or other jurisdiction for the purposes of maintaining such registrations, and except as set forth on Schedule 3.14.1, no actions (including filing of documents or payments of fees) are due within ninety (90) days after the Closing. No registration, or application therefor, for any of the Registered IP has lapsed, expired, or been abandoned, and no such registrations, or applications therefor, are the subject of any opposition, interference, cancellation, or other legal, quasi-legal, or governmental Proceeding pending before any governmental, registration or other authority in any jurisdiction. The Company has not entered into and is not otherwise bound by any consent, forbearance or any settlement agreement which limits the rights of the Company to use the Intellectual Property of the Company. Except as set forth on Schedule 3.14.1, no Person has any rights to use any of the Company Owned IP and the Company has not granted to any Person, nor authorized any Person to retain, any rights in the Company Owned IP. The Company owns and has good and exclusive title to each item of Company Owned IP, free and clear of any Lien, except for Liens set forth on Schedule 3.6; and the Company has the right, pursuant to a valid Contract, to use or operate under all Licensed IP which requires a valid license to use. The Company is not in violation of any such Contract to use Licensed IP. To the Company’s knowledge, the operation of the business of the Company as it has been or currently is conducted by the Company and as contemplated to be conducted after the Closing Date does not infringe the Intellectual Property of any other Person and the Company has not received notice from any Person that the operation of its business infringes the Intellectual Property of any Person. There are no Contracts between the Company, on the one hand, and any other Person, on the other hand, with respect to the Intellectual Property of the Company in respect of which there is any dispute known to the Company regarding the scope of such Contract, or performance under such Contract, including with respect to any payments to be made or received by the Company. To the Company’s knowledge, no Person is infringing or misappropriating any of the Company Owned IP. The Company is not infringing or misappropriating any Intellectual Property owned by a third party. Except as otherwise set forth on Schedule 3.14.1, all Company Owned IP was either developed: (a) by employees of the Company within the scope of such employee’s employment duties; (b) by independent contractors as “works-made-for-hire,” as that term is defined under Section 101 of the United States Copyright Act, 17 U.S.C. § 101, pursuant to written agreement; or (c) by third parties who have assigned all of their rights therein to the Company pursuant to a written agreement. Except as set forth on Schedule 3.14.1, no former or present employees, officers, directors, managers, members or independent contractors of the Company retain any rights of ownership or use of any Company Owned IP, and no employees or third parties who have developed or participated in the development of Company Owned IP have any claims to any rights therein. In addition, except as set forth on Schedule 3.14.1, no former or present employees, officers, directors, managers, members or independent contractors of the Company retain any rights of ownership in or use of any Intellectual Property created by the Company for clients as “work-made-for-hire” or which are subject to an exclusive assignment or license in favor of clients of the Company, and no employees or third parties who have developed or participated in the development of such Intellectual Property for clients have any claims to any rights therein. Except as otherwise set forth on Schedule 3.14.1, the Company Owned IP does not include any software that is distributed as open source software (e.g., Linux), including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (Version 2 or Version 3) (GPL) or Lesser GPL (Version 2.1) (LGPL); (ii) the Mozilla Public License (Version 1.1); (iii) the BSD License; and (iv) the Apache License (Version 2.0). No source code for any computer software that is Company Owned IP has been delivered or licensed by the Company to any escrow agent or other Person who is or was not an employee or contractor of the Company. The Company is not under an obligation to deliver or license the source code for any computer software that is Company Owned IP to any escrow agent or other Person who is not an employee or contractor of the Company. The transactions contemplated herein will not obligate the Company to deliver or license any source code for any computer software that is Company Owned IP to any other Person who is not an employee or contractor of the Company.

3.14.2 Privacy and Security. All information or data of any kind possessed or otherwise processed by the Company, including but not limited to, Personal Information as well as de-identified, aggregate, or anonymous information, information related to real estate or vehicle ownership, mailing lists, vehicle identification numbers, collected from any source, including consumers, employees, vendors, clients, public and private websites and databases, whether collected online (including through data harvesting or scraping techniques) or offline (collectively, “Data”), is being maintained, stored, processed and used by the Company in compliance with all applicable Laws and Orders, including without limitation all Information Privacy and Security Laws and the Company has all necessary rights, permissions, registrations, permits, certifications, approvals and licenses to all such Data. The Company’s maintenance, transmission, transfer, use, disclosure, storage, disposal and processing of Data, and the safeguards used to protect the Data, complies with all (i) applicable Information Privacy and Security Laws, (ii) contracts or agreements to which the Company is a party that govern that Data, and (iii) the Company’s applicable privacy and information security policies, including, but not limited to, both internal and public-facing privacy and information security policies, notices and any other representations, marketing materials and advertisements that address data privacy and security issues and the treatment of Data (collectively, the “Privacy Policies”). The Company has at all times presented an appropriate Privacy Policy to consumers prior to the collection of any Personal Information, in accordance with all Laws and Orders, including Information Privacy and Security Laws. Company’s Privacy Policies accurately and completely describe the Company’s information collection, use, disclosure, retention, and destruction practices, including adequate safeguards in place designed to protect the privacy, security, and integrity of all Data, and no such notices or disclosures have been inaccurate, misleading or deceptive. The Company has not knowingly collected or received any Personal Information online from children under the age of 13 without verifiable parental consent or directed any of its websites to children under the age of 13 through which such Personal Information could be obtained. The Company has stored and maintained all Data in a secure manner, using administrative, physical and technical measures that are no less rigorous than accepted industry practices (such as the International Organization for Standardization's ISO/IEC 27001 and 27002 standards, the National Institute of Standards and Technology (NIST) Cybersecurity Framework, and other applicable industry standards for information security), to ensure the privacy, integrity and security of the Data and to prevent loss, alteration, corruption, misuse and unauthorized access to such Data. There has been no unauthorized use, access to, acquisition or disclosure of any Data. The Company has not received any claims, notices or complaints from a third party regarding unauthorized use, access to, acquisition or disclosure of any Data. The Company has not received any written notice from a Governmental or Regulatory Authority or consumer advocacy organization challenging, questioning or inquiring about the Company’s Data collection or usage practices, and the Company is not under investigation by any Governmental or Regulatory Authority for a violation of applicable Information Privacy and Security Law, nor has the Company received any notices from the United States Department of Health and Human Services, Office of Civil Rights, the United States Federal Trade Commission, or any other Governmental or Regulatory Authority alleging any such violations. The Company has not received written notice of any allegation that there has been any violation by the Company of its commitments under the EU-US Privacy Shield. The Company is in compliance with all guidelines and policies that relate to the Company’ business and which are set forth by applicable industry associations and self-regulatory guidelines. The consummation of the transactions contemplated herein will not result in any loss or impairment of the rights to own or use any Data, nor will such consummation require the consent of any third party in respect of any Data.

Section 3.15 Compliance with Laws; Permits; Environmental.

3.15.1 Compliance. The Company is, and the business of the Company has been conducted, in all material respects, in compliance with all applicable Laws and Orders, including without limitation: (a) all Laws and Orders promulgated by any Governmental or Regulatory Authority; (b) all Environmental Laws and Orders; (c) all Laws and Orders relating to labor, civil rights, and occupational safety and health laws, worker’s compensation, employment and wages, hours and vacations, or pay equity and (d) all Laws and Orders relating to Information Privacy and Security Laws. The Company has not received written notice of any allegation or been charged with, or, to the Company’s knowledge, threatened with or is under any investigation with respect to, any charge concerning any violation of any Laws or Orders by any Governmental or Regulatory Authority.

3.15.2 Permits. The Company has submitted and filed all permits, licenses, applications, reports, notifications, responses, and other government certificates, authorizations and approvals (“Permits”) required by any Governmental or Regulatory Authority for the operation of the business of the Company except where the failure to have such Permits would not reasonably be expected to have a Material Adverse Effect. All of the Permits are in full force and effect and no action or claim is pending, nor to the Company’s knowledge is threatened, to revoke or terminate any such Permit or declare any such Permit invalid in any material respect.

3.15.3 Environmental. Except as set forth in Schedule 3.15.3, the Company has not (i) received written notice under the citizen suit provisions of any Environmental Law or Order; (ii) received any written request for information, notice, demand letter, administrative inquiry or written complaint or claim from any Governmental or Regulatory Authority under any Environmental Law or Order; or (iii) been subject to or, to the Company’s knowledge, threatened in writing with any governmental or citizen enforcement action with respect to any Environmental Law or Order.

Section 3.16 Client Relations. Schedule 3.16 sets forth the 20 largest clients of the Company taken as a whole (measured by revenues), and the revenues from each such client and from all clients (in the aggregate) for the calendar years ended December 31, 2019 and for the trailing twelve (12) month period ended November 30, 2020. No client of the Company has advised the Company, the Seller or any Key Employee that it is (x) terminating or considering terminating the handling of its business, in whole or in part by the Company or (y) planning to reduce its future spending with the Company in any material manner, and to the Company’s knowledge (without making any special inquiry of any clients), no client has orally advised the Company, the Seller or any Key Employee of any of the foregoing events.

Section 3.17 Accounts Receivable; Work-in-Process; Accounts Payable. The amount of all work-in-process, accounts receivable, unbilled invoices (including without limitation unbilled invoices for services and out-of-pocket expenses) and other debts due or recorded on the Balance Sheet as being due to the Company and reflected on the Balance Sheet and the Closing Balance Sheet represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business and will be good and collectible in full in the ordinary course of business (less the amount of any provision, reserve or similar adjustment therefor reflected on the Balance Sheet and the Closing Balance Sheet), and none of the accounts receivable or other debts (or accounts receivable arising from any such work-in-process or unbilled invoices) is or will be subject to any counterclaim or set-off except to the extent of any such provision, reserve or adjustment. The accounts payable set forth on the Balance Sheet, and the accounts payable incurred since the Balance Sheet Date through the Closing Date, represent trade payables resulting from bona fide transactions incurred in the ordinary course of business. There has been no change since the Balance Sheet Date in the amount or aging of the work-in-process, accounts receivable, unbilled invoices, or other debts due to the Company, or the reserves with respect thereto, or accounts payable of the Company, which would have a Material Adverse Effect.

Section 3.18 Employment Relations. (a) The Company is not engaged in any unfair labor practice; (b) no unfair labor practice complaint against the Company is pending before any Governmental or Regulatory Authority; (b) there is no organized labor strike, dispute, slowdown or stoppage actually pending or to the Company’s knowledge threatened against or involving the business of the Company; (c) there are no labor unions representing or, to the Company’s knowledge, attempting to represent the employees of the Company; (d) no claim or grievance nor any arbitration Proceeding arising out of or under any collective bargaining agreement is pending against the Company and to the Company’s knowledge, no such claim or grievance has been threatened; (e) no collective bargaining agreement is currently being negotiated by the Company; and (f) the Company has not experienced any work stoppage or similar organized labor dispute during the last three (3) years. There is no legal action, suit, Proceeding or claim pending or, to the Company’s knowledge, threatened between the Company, on the one hand, and any employees or former employees of the Company, agents or former agents of the Company, job applicants or any association or group of any employees of the Company, on the other hand.

Section 3.19 Employee Benefit Matters.

3.19.1 List of Plans. Schedule 3.8 to this Agreement sets forth an accurate and complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), each foreign benefit plan, and all bonus, incentive, deferred compensation, stock option, restricted stock, stock appreciation rights, phantom stock rights, retiree medical or life insurance, supplemental retirement, nonqualified trusts, severance or other benefit plans, programs or arrangements, and all termination, severance or other Contracts, whether formal or informal, whether or not set forth in writing, whether covering one Person or more than one Person, and whether or not subject to any of the provisions of ERISA, which are or have been maintained, contributed to or sponsored by the Company or any ERISA Affiliate (as defined in Section 3.19.3) for the benefit of any current or former employee of the Company or any ERISA Affiliate (each item listed on Schedule 3.8 being referred to herein individually, as a “Plan” and collectively, as the “Plans”). For purposes of this Agreement, “foreign benefit plan” means each material plan, program or agreement contributed to, sponsored or maintained by either the Company or any ERISA Affiliate or any other Person that is maintained outside of the United States, or that covers primarily employees residing or working outside of the United States, and which would be treated as a Plan had it been a material United States plan, program or agreement. The Company has delivered to the Purchaser, to the extent applicable, a complete and accurate copy of: (a) each written Plan and descriptions of any unwritten Plan (including all amendments thereto whether or not such amendments are currently effective); (b) each summary plan description and all summaries of material modifications relating to a Plan; (c) each trust agreement or other funding arrangement with respect to each Plan, including insurance contracts or other funding vehicles; (d) the three most recently filed IRS Forms 5500 relating to each Plan; (e) the most recently received favorable IRS opinion or determination letter for each Plan, if applicable; (f) the three most recently prepared actuarial reports and financial statements in connection with each Plan, if applicable; and (g) the most recent nondiscrimination test performed under the Code (including, without limitation 401(k) and 401(m)), if applicable. Neither the Seller nor the Company has expressly or impliedly made any commitment, whether legally enforceable or not, (i) to create or cause to exist any Plan not set forth on Schedule 3.8 or (ii) to modify, change or terminate any Plan.

3.19.2 Severance. Except as set forth on Schedule 3.19, None of the Plans, nor any employment agreement or other Contract to which the Company is a party or bound, (a) provides for the payment of or obligates the Company to pay separation, severance, termination, retention, change-of-control, or similar-type benefits to any Person; or (b) obligates the Company to pay separation, severance, termination, retention, change-of-control or similar-type benefits as a result of any transaction contemplated by this Agreement or as a result of a “change in control,” within the meaning of such term under Section 280G of the Code, either alone or in conjunction with any subsequent occurrence.

3.19.3 Multi-Employer Plans and Multiple Employer Plans. Neither the Company nor any ERISA Affiliate has maintained, contributed to or participated in a multi-employer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a multiple employer plan subject to Sections 4063 and 4064 of ERISA, nor has any current or potential obligations or liabilities, including withdrawal, reorganization or successor liabilities, regarding any such plan. As used herein, the term “ERISA Affiliate” means any Person that is or has been a member of a controlled group of organizations (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) of which the Company is a member.

3.19.4 Welfare Benefit Plans. The Company have expressly reserved the right, in all Plan documents relating to welfare benefits (including benefits within the meaning of Section 3(1) of ERISA) provided to employees, former employees, officers, directors, managers or members and other participants and beneficiaries, to amend, modify or terminate at any time the Plans which provide for welfare benefits, and the Company has no knowledge of any fact, event or condition that could reasonably be expected to restrict or impair such right. Except as required under Section 601 through 609 of ERISA, Section 4980B of the Code or any similar state law, neither the Company nor any ERISA Affiliate has made any promises, commitments or oral or written representations to provide, and is not obligated to provide (i) health benefits (including without limitation through insurance) to any retired or former employees of the Company or any ERISA Affiliate or their respective dependents beyond termination of employment, or (ii) life insurance or other post-employment benefits to any retired or former employees of the Company or any ERISA Affiliate or their respective dependents beyond termination of employment.

3.19.5 Administrative Compliance. Each Plan is now and has been operated in all material respects in accordance with its terms and with the requirements of its terms and with all applicable Laws, including, without limitation, ERISA and the Code, including, without limitation, all nondiscrimination and minimum coverage requirements of Sections 401(a) and 410(b) thereof, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Americans With Disabilities Act, the Equal Pay Act, and Title VII of the Civil Rights Act of 1964, and the healthcare continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, the Patient Protection and Affordable Care Act, and the regulations and authorities published thereunder. The Company has performed all material obligations required to be performed by it under, and is not in any respect in default under or in violation of, and the Company has no knowledge of any default or violation by any Person under, any Plan. Except as set forth on Schedule 3.10, no legal action, suit, audit, investigation or claim is pending or threatened with respect to any Plan (other than claims for benefits in the ordinary course), and no fact, event or condition exists that would be reasonably likely to provide a legal basis for any such action, suit, audit, investigation or claim. All reports, disclosures, notices and filings with respect to such Plans required to be made to employees, participants, beneficiaries, alternate payees, qualified beneficiaries (as defined in the Code) and any Governmental or Regulatory Authority have been timely made or an extension has been timely obtained. With respect to any insurance policy providing funding for benefits or an investment alternative under any Plan, (i) no liability or loss shall be incurred by the Company or any such Plan in the nature of a retroactive rate adjustment, loss sharing arrangement or other liability or loss, and (ii) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar Proceeding and, to the Company’s knowledge, no such Proceedings with respect to any insurer are imminent.

3.19.6 Tax-Qualification. Each Plan which is intended to be qualified under Section 401(a) or 408(k) of the Code is qualified under Sections 401(a) or 408(k) of the Code (and, if applicable, complies with the requirements of Sections 401(k) and 408(k) of the Code), and has received a favorable opinion or determination letter from the IRS that it is so qualified. Each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is exempt under Section 501(a) of the Code; and no fact or event has occurred or condition exists since the date of such opinion or determination letter from the IRS which would be reasonably likely to adversely affect the qualified status of any such Plan or the exempt status of any such trust. Each Plan that is a foreign benefit plan which is intended to be qualified with the appropriate taxation, social security or supervisory authorities in the relevant country has received a favorable determination that it is so qualified, and each trust established in connection with such plan that is intended to be exempt from taxation has received a favorable determination that it is so exempt.

3.19.7 Funding; Excise Taxes. There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan subject to ERISA. Neither the Company nor any ERISA Affiliate has incurred any liability for any excise tax arising under Sections 4971, 4972, 4973, 4974, 4975, 4976, 4977, 4978, 4979, 4979A, 4980, 4980B, 4980D or 4980E of the Code or any civil penalty arising under Sections 409, 502(i) or 502(l) of ERISA, and no fact, event or condition exists which could give rise to any such liability. Neither the Company nor any ERISA Affiliate has incurred any liability under, arising out of or by operation of Section 302(c)(11) or Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation (“PBGC”) arising in the ordinary course), including, without limitation, any liability in connection with the termination of any employee benefit plan subject to Title IV of ERISA (a “Title IV Plan”); and, no fact or event has occurred or condition exists which could give rise to any such liability. No complete or partial termination has occurred within the five years preceding the date hereof with respect to any Plan maintained by the Company or any ERISA Affiliate, and no reportable event (within the meaning of Section 4043 of ERISA), notice of which has not been waived by the PBGC, has occurred or is expected to occur with respect to any Plan maintained by the Company or any ERISA Affiliate. The transactions contemplated by this Agreement will not result in liability to the Company or the Purchaser under Section 4069 of ERISA. No Title IV Plan or Plan subject to Section 302 of ERISA maintained by the Company or any ERISA Affiliate had an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Plan. None of the assets of the Company or any ERISA Affiliate is the subject of any Lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; neither the Company nor any ERISA Affiliate has been required to post any security under Section 307 of ERISA or Section 401(a) (29) of the Code relating to any Plan; and no fact or event has occurred or condition exists which could give rise to any such Lien or requirement to post any such security. As of the Closing Date, no Plan which is a Title IV Plan will have an “unfunded benefit liability” (within the meaning of Section 4001(a)(18) of ERISA) and no Plan which is subject to Section 302 of ERISA will have an “accumulated funding deficiency” (within the meaning of Section 302(a)(2) of ERISA).

3.19.8 Tax Deductions. All contributions, premiums or payments (including all employer contributions and, if applicable, all employee salary reduction contributions) required to be made, paid or accrued with respect to any Plan have been made, paid or accrued on or before their due dates, including extensions thereof. All such contributions have been fully deducted or in the case of the current year will be deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental or Regulatory Authority, and no fact or event has occurred or condition exists which could give rise to any such challenge or disallowance.

3.19.9 409A. With respect to each Plan (and any other arrangement involving the Company or any ERISA Affiliate) that is a nonqualified deferred compensation plan, within the meaning of Section 409A of the Code (a “409A Plan”), no event has occurred and no condition exists, that could subject anyone, including any Person, to any tax, fine, penalty or other liability under Section 409A of the Code (“409A Liability”). None of the transactions contemplated by this Agreement could, directly or indirectly, subject anyone or any Person to any 409A Liability. No 409A Plan has been materially modified within the meaning of IRS Notice 2005-1 and each 409A Plan has been operated and administered in good faith in compliance with the provisions of Section 409A of the Code and IRS Notice 2005-1 and Final Reg. Secs. 1.409A-1 through 1.409A-6.

Section 3.20 Interests in Customers, Suppliers, Etc. Except as set forth on Schedule 3.20, none of the Seller or, to the Company’s knowledge (without making any inquiry of any member of the Related Group, as hereinafter defined), any (x) officer, director, manager, member, direct or indirect equity holder or employee of the Company immediately prior to the Closing Date, (y) parent, brother, sister, child or spouse of any such officer, director, manager, member or employee of the Company or the Seller (collectively, the “Related Group”), or (z) Person controlled by anyone in the Related Group:

(i) owns, directly or indirectly, any interest in (excepting for ownership, directly or indirectly, of less than 1/4 of 1% of the issued and outstanding shares of any class of securities of a publicly held and traded company), received and has no right to receive payments from, or is an officer, director, manager, member employee, agent or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, vendor distributor, sales agent, customer or client of the Company;

(ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property (including, but not limited to Intellectual Property), used in the conduct of the business of the Company, other than immaterial personal items owned and used by employees at their work stations; or

(iii) has any cause of action or other claim whatsoever against, or owes any amount to, the Company, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof.

Section 3.21 Bank Accounts and Powers of Attorney. Set forth on Schedule 3.21 is an accurate and complete list showing (a) the name and address of, and account information for, each bank in which the Company has an account, credit line or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto, and (b) the names of all Persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof.

Section 3.22 Compensation of Employees. Schedule 3.22 is an accurate and complete list showing: (a) the names and positions of all employees and exclusive consultants and independent contractors who are currently being compensated by the Company at an annualized rate of $50,000 or more, together with a statement of the current annual salary, and the annual salary, bonus and incentive compensation paid or payable with respect to calendar years 2019 and 2020 and the material fringe benefits of such employees, exclusive consultants and independent contractors not generally available to all employees of the Company; (b) all bonus and incentive compensation paid or payable (whether by agreement, custom or understanding) to any employee of the Company not listed in clause (a) above for services rendered during the calendar years 2019 and 2020; (c) the names of all retired employees, if any, of the Company who are receiving or entitled to receive any healthcare or life insurance benefits or any payments from the Company not covered by any pension plan to which the Company is a party, their ages and current unfunded pension rate, if any; and (d) a description of the current severance and vacation policy of the Company. The Company has not, because of past practices or previous commitments with respect to its employees, exclusive consultants and independent contractors, established any rights on the part of any of its employees to additional compensation with respect to any period after the Closing Date (other than wage increases in the ordinary course of business).

Section 3.23 No Changes Since the Balance Sheet Date. Since the Balance Sheet Date through the date hereof, except as specifically stated on Schedule 3.23, the Company has not (i) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the ordinary course of business, (ii) permitted any of its assets to be subjected to any Lien, (iii) sold, transferred or otherwise disposed of any assets except in the ordinary course of business, (iv) made any capital expenditure or commitment therefor which individually or in the aggregate exceeded $25,000; (v) declared or paid any dividends or made any distributions or dividend payments on any of its membership interests or equity participation rights, or redeemed, purchased or otherwise acquired (or committed to do so) any of its membership interests, or any option, warrant or other right to purchase or acquire any membership interests or equity participation rights of the Company, (vi) made any bonus or profit sharing distribution, (vii) increased or prepaid its indebtedness for borrowed money, except current borrowings under credit lines listed on Schedule 3.8, or made any loan to any Person other than to any employee for normal travel and expense advances, (viii) written down the value of any work-in-process, or written off as uncollectible any notes or accounts receivable, except write-downs and write-offs in the ordinary course of business, none of which individually or in the aggregate, were material to the Company, (ix) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any employee who, whether as a result of such increase or prior thereto, received aggregate compensation from the Company at an annual rate of $50,000 or more, or except in the ordinary course of business to any other employees, (x) entered into any employment or exclusive consulting agreement which is not cancelable by the Company (and will not be cancelable by the Company) without penalty or other financial obligation within 30 days, (xi) canceled or waived any claims or rights of material value, (xii) made any change in any method of accounting procedures, (xiii) otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of its business, (xiv) amended or terminated any agreement listed on Schedule 3.8, (xv) renewed, extended or modified any Real Property Lease, except in the ordinary course of business, (xvi)  adopted, amended or terminated any Plan or (xvii) agreed, whether or not in writing, to do any of the actions set forth in any of the above clauses.

Section 3.24 Corporate Controls. None of the Seller, nor, to the Company’s knowledge, any officer, authorized agent, employee, consultant or any other Person while acting on behalf of the Company, has, directly or indirectly: (i) used any corporate funds for unlawful contributions, gifts, or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; (iii) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (iv) made any false or fictitious entry on its books or records; (v) participated in any racketeering activity; or (vi) made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment, or other payment of a similar or comparable nature, to any Person, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained. The Company has not participated in any illegal boycott or other similar illegal practices affecting any of its actual or potential customers.

Section 3.25 Brokers. Except as set forth on Schedule 3.25, no broker, finder, agent or similar intermediary has acted on behalf of the Seller or the Company Group in connection with this Agreement or the transactions contemplated hereby, and no brokerage commissions, finder’s fees, consulting fees or similar fees or commissions are payable by the Company or the Seller in connection therewith based on any agreement, arrangement or understanding with any of them.

Section 3.26 Forecasts and Projections. All of the forecasts and projections delivered by the Company or the Seller to the Purchaser or any of its Affiliates in connection with the transactions contemplated hereby were made on a reasonable basis and in good faith; provided, however, none of the Company or the Seller represents that any forecasted or projected results will be achieved.

Section 3.27 Repayment of Loans. All indebtedness of the direct or indirect equity holders, managers, members, officers and employees of the Company owing to the Company have been repaid in full, other than routine travel expense advances in the ordinary course of business and consistent in amount with past practice.

Section 3.28 Copies of Documents. The Seller has caused to be made available for inspection and copying by the Purchaser and its advisers, true, complete and correct copies of all documents referred to in this Article III or in any Schedule. Summaries of all oral contracts contained on Schedule 3.8 are complete and accurate in all material respects.

Section 3.29 No Other Representations and Warranties. Except for the representations and warranties regarding the Seller and the Company expressly set forth in this Article III, neither the Company, the Seller, nor any other Person makes any other express or implied representation or warranty on behalf of the Company or the Seller with respect to the Company, the Seller or the transactions contemplated by this Agreement, and the Company and Seller each hereby disclaims any such other representations or warranties.

ARTICLE IV

REPRESENTATIONS OF THE PURCHASER

The Purchaser represents and warrants to and with the Seller as follows:

Section 4.1 Existence and Good Standing. The Purchaser is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own its property and to carry on its business all as and in the places where such properties are now owned or operated or such business is now being conducted.

Section 4.2 Execution and Validity of Agreement. The Purchaser has the full company power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all required company action on behalf of the Purchaser, and this Agreement has been duly and validly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

Section 4.3 Litigation. There is no Proceeding at law or in equity by any Person, or any arbitration or any administrative or other Proceeding by or before (or to the knowledge of the Purchaser, any investigation by), any Governmental or Regulatory Authority pending or, to the knowledge of the Purchaser, threatened against the Purchaser or any of its properties or rights with respect to this Agreement or the transactions contemplated hereby.

Section 4.4 Non-Contravention; Approvals and Consents.

4.4.1 Non-Contravention. The execution, delivery and performance by the Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby will not (a) violate, conflict with or result in the breach of any provision of the Fundamental Documents of the Purchaser, or (b) result in the violation by the Purchaser of any Laws or Orders of any Governmental or Regulatory Authority applicable to the Purchaser or any of its assets or properties, or (c) result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or require the Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person, or result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Purchaser, under any of the terms, conditions or provisions of any Contract to which the Purchaser is a party or by which the Purchaser or any of its assets or properties are bound.

4.4.2 Approvals and Consents. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which the Purchaser is a party or by which the Purchaser or any of its assets or properties are bound for the Purchaser’s execution and delivery of this Agreement, the performance by the Purchaser of its obligations hereunder or the Purchaser’s consummation of the transactions contemplated hereby.

Section 4.5 Brokers. No broker, finder, agent or similar intermediary has acted on behalf of the Purchaser in connection with this Agreement or the transactions contemplated hereby, and no brokerage commissions, finder’s fees, consulting fees or similar fees or commissions are payable by the Purchaser in connection therewith based on any agreement, arrangement or understanding between them.

Section 4.6 Acknowledgment by Purchaser. Purchaser acknowledges that, except for the representations and warranties contained in Article III of this Agreement, neither the Company, the Seller nor any other Person makes or shall be deemed to make any representation or warranty to Purchaser.

Section 4.7 No Other Representations and Warranties. Except for the representations and warranties regarding the Purchaser expressly set forth in this Article IV, neither the Purchaser, nor any other Person makes any other express or implied representation or warranty on behalf of the Purchaser with respect to the Purchaser or the transactions contemplated by this Agreement, and the Purchaser hereby disclaims any such other representations or warranties.

ARTICLE V

ACTIONS BY THE COMPANY AND THE SELLER

Simultaneously herewith:

Section 5.1 Fundamental Documents; Good Standing Certificates. The Seller shall have delivered to the Purchaser: (a) a copy of the Fundamental Documents of the Company, certified (in the case of the Company’s certificate of formation) by the appropriate authority of the jurisdiction in which the Company is formed; (b) a certificate from the appropriate authority of the jurisdiction in which the Company is formed that the Company is in good standing in such jurisdiction; and (c) a certificate from the appropriate authority of each jurisdiction in which the Company is qualified as a foreign corporation to do business to the effect that the Company is in good standing in such jurisdiction.

Section 5.2 Certified Resolutions.

5.2.1 The Company. The Seller shall have delivered to the Purchaser a copy of the resolutions of the seller as the sole member of the Company, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, certified by one of its officers.

5.2.2 The Seller. The Seller shall have delivered to the Purchaser a copy of the resolutions of the Parent as the sole member of the Seller, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, certified by one of its officers.

5.2.3 The Parent. The Seller shall have (A) delivered to the Purchaser a copy of the resolutions of the governing body of the Parent, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, certified by one of the Parent’s officers and (B) obtained and delivered to the Purchaser the written consent of the holders of (x) 100% of the Preferred Units and (y) at least 67% of all voting membership interests of Parent, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby and irrevocably and fully releasing the Company from any further claims, obligations or liabilities to such Person. Each such consent or approval shall be in form satisfactory to counsel for the Purchaser.

Section 5.3 Required Approvals and Consents. The Seller shall have obtained or given, at no expense to the Purchaser, and there shall not have been withdrawn or modified, any consents or approvals or other actions listed on Schedule 3.9.2 hereof (including without limitation, obtaining all such consents, approvals and/or waivers required under the Contracts listed on Schedule 3.8 in order to permit the consummation of the transactions contemplated by this Agreement without causing or resulting in a default, event of default, acceleration event or termination event under any of such documents and without entitling any party to any of such documents to exercise any other right or remedy adverse to the interests of the Purchaser or the Company thereunder). Each such consent or approval shall be in form satisfactory to counsel for the Purchaser.

Section 5.4 Employment Agreements. Each of Andrew Frawley and Anders Ekman shall have entered into an Employment Agreement with the Company in a form reasonably satisfactory to the Purchaser and its counsel.

Section 5.5 Protective Covenant Agreements. Each of the Seller and Andrew Frawley and Anders Ekman shall have entered into Protective Covenant Agreements with the Company and the Purchaser in a form reasonably satisfactory to the Purchaser and its counsel.

Section 5.6 Surrender and Issuance of Certificates. If the Membership Interests are certificated, the Seller shall have delivered to the Purchaser certificates representing the Purchased Interests, together with such other documents and instruments, if any, as may be necessary to permit the Purchaser to acquire the Purchased Interests, free and clear of any and all Liens or voting or other restrictions of any kind whatsoever adverse to the Purchaser.

Section 5.7 Evidence of Certain Amounts.

5.7.1 Closing Indebtedness. The Seller shall have delivered to the Purchaser the Paydown and Release Agreement, which shall include an itemized statement of the Closing Indebtedness.

5.7.2 Assumed Indebtedness. The Seller shall have delivered to the Purchaser an itemized statement of the estimated Assumed Indebtedness (the “Estimated Assumed Indebtedness”), a copy of which is attached hereto as Schedule 2.1.1(ii)(e).

5.7.3 Company Transaction Expense Invoices. The Seller shall have delivered to the Purchaser an itemized statement of the estimated Company Transaction Expenses (the “Estimated Company Transaction Expenses”), a copy of which is attached hereto as Schedule 2.1.1(ii)(b), and final invoices from any Person that shall be paid Company Transaction Expenses (or such other documentation as may be reasonably required by the Purchaser to evidence the satisfaction of such Estimated Company Transaction Expenses).

Section 5.8 [Intentionally Omitted]

Section 5.9 Tax Information. The Seller shall provide the Purchaser with sufficient information, including an Internal Revenue Service Form W-9, to permit the Purchaser to issue proper Tax information or other returns with respect to any imputed interest or other Tax item.

Section 5.10 Termination Agreements.

5.10.1 Management Agreement Termination. The Seller shall have delivered to the Purchaser a termination and release agreement terminating the Management Agreement. Such termination and release agreement shall be in form satisfactory to counsel for the Purchaser.

5.10.2 WOH Engagement Termination. The Seller shall have delivered to the Purchaser a termination and release agreement terminating the Company’s engagement with Whiteman Osterman & Hanna LLP (the “WOH Engagement”). Such termination and release agreement shall be in form satisfactory to counsel for the Purchaser.

5.10.3 BrightTower Engagement Letter Termination. The Seller shall have delivered to the Purchaser a termination and release agreement terminating the Company’s Engagement Letter with BrightTower, LLC (the “BrightTower Engagement Letter”). Such termination and release agreement shall be in form satisfactory to counsel for the Purchaser.

Section 5.11 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto must be reasonably satisfactory in form and substance to the Purchaser and its counsel, and the Purchaser shall have received copies of all such documents and other evidences as it or its counsel reasonably requested in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

Section 5.12 FIRPTA Certificate. The Seller shall have delivered a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”), reasonably acceptable to the Purchaser, that the Parent is not a foreign person within the meaning of Section 1445 of the Code duly executed by the Parent.

Section 5.13 Escrow Agreement. The Seller shall have delivered an executed signature page to the Escrow Agreement, as executed by the Seller and the Escrow Agent.

Section 5.14 PPP Loan Escrow Agreement. The Seller shall have delivered the PPP Loan Escrow Agreement, as executed by the Company, the PPP Lender and the PPP Loan Escrow Agent.

Section 5.15 ABRY Forfeiture and Release Agreement. The Seller shall have delivered the ABRY forfeiture and release agreement, as executed by the Company, the Seller, the Parent and each of the ABRY Funds. Such forfeiture and release agreement shall be in form satisfactory to counsel for the Purchaser.

Section 5.16 Membership Interest Power. The Seller shall have delivered a Membership Interest power transferring to the Purchaser 100% of the outstanding limited liability company membership interests of the company standing in the Seller’s name on the books of the Company.

ARTICLE VI

ACTIONS BY THE PURCHASER

Simultaneously herewith:

Section 6.1 Payment of Certain Amounts.

6.1.1 Payment to the Seller. The Purchaser shall pay, in cash by direct wire transfer, to the Seller the amount set forth in Section 2.1.1(ii)(a).

6.1.2 Estimated Company Transaction Expenses. The Purchaser shall pay, on behalf of the Company, or shall otherwise fund the Company to so pay (in which case, the Company shall pay), in cash by direct wire transfer, the Estimated Company Transaction Expenses pursuant to Section 2.1.1(ii)(b).

6.1.3 Escrow Accounts. The Purchaser shall establish the Working Capital Escrow Account and the Indemnity Escrow Account and fund into such accounts, in cash by direct wire transfer, the Working Capital Escrow Amount and Indemnity Escrow Amount pursuant to Section 2.1.1(ii)(c).

6.1.3 PPP Loan Escrow Account. The Purchaser shall fund into the PPP Loan Escrow Account, in cash by direct wire transfer, the PPP Loan Escrow Amount pursuant to Section 2.1.1(ii)(d).

6.1.4 Estimated Assumed Indebtedness. The Purchaser shall, at its sole discretion, either pay to the Company or to the applicable creditor on behalf of the Company, or retain, an amount equal to the aggregate amount of the Estimated Assumed Indebtedness.

6.1.5 Closing Indebtedness. The Purchaser shall pay on behalf of the Company, in cash by direct wire transfer, the Closing Indebtedness pursuant to Section 2.1.1(ii)(f).

6.1.6 Holdback Account. The Purchaser shall establish a holdback account on its books (the “Holdback Account”) and shall hold back at Closing (and record in such Holdback Account), the Holdback Amount, which shall be treated in accordance with Section 7.9.

Section 6.2 Certified Resolutions. The Purchaser shall have delivered to the Company and the Seller a copy of the resolutions of the board of directors of the Purchaser, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, certified by one of its officers.

Section 6.3 Protective Covenant Agreements. The Purchaser shall have entered into the Protective Covenant Agreements referred to in Section 5.5.

Section 6.4 [Intentionally Omitted].

Section 6.5 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto must be reasonably satisfactory in form and substance to the Seller and the Company and their counsel and the Seller and the Company shall have received copies of all such documents and other evidences as they or their counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

Section 6.6 Escrow Agreement. The Purchaser shall have delivered an executed signature page to the Escrow Agreement, as executed by the Purchaser.

ARTICLE VII

OTHER AGREEMENTS

Section 7.1 Operations. The Seller hereby acknowledges and agrees that (i) from and after the Closing, the Purchaser shall have the right to manage the business of the Company in such a manner as it may determine in its sole discretion without any obligation to achieve the Milestone Payments or maximize the Milestone Payments; and (ii) there is no assurance that any Milestone Payments will be paid. The Purchaser hereby disclaims any and all obligation to operate the business of the Company in order to achieve or maximize any Milestone Payment; provided, that the Purchaser shall not, and shall not cause or permit any of its Affiliates (including the Company) to, take or fail to take any action with the sole purpose of avoiding or preventing the Company from achieving any Milestone Condition.

Section 7.2 Tax Matters.

7.2.1 Tax Treatment; Allocation. The parties agree that the transaction shall be treated as the purchase of the assets of the Company for income tax purposes and the purchase price for the Purchased Interests (as determined for federal income tax purposes, including any liabilities of the Company treated as part of the consideration paid for income tax purposes) shall be allocated for federal income tax purposes among the assets of the Company deemed sold by the Seller to the Purchaser as shall be determined by the parties in accordance with Section 1060 of the Code and the allocation methodology set forth on Schedule 7.2.1 of this Agreement. The Purchaser shall deliver a draft of the allocation schedule including draft Form 8594 with required attachments (the “Allocation Schedule”) to the Seller within a reasonable time after the date hereof, and the Purchaser and the Seller shall use their commercially reasonable efforts to agree upon the changes to the Allocation Schedule within forty five (45) days of the delivery of the draft schedule by the Purchaser to the Seller. The Purchaser and the Seller agree that the Allocation Schedule shall be amended to reflect adjustments to the Purchase Price made pursuant to this Agreement. If the parties do not agree on the changes to the Allocation Schedule within forty five (45) days after the delivery of the schedule to the Seller then the items in dispute shall be submitted to the Independent Auditors for final determination in accordance with the procedure set forth in Section 2.2.1, the fees of which shall be borne 50% by the Purchaser, on the one hand, and 50% by the Seller, on the other hand. Unless otherwise required by applicable Law, the Purchaser and the Seller agree to act, and cause their respective Affiliates to act, in accordance with the computations and allocations contained in the Allocation Schedule (as determined by the parties’ agreement and if necessary the Independent Auditors) in any relevant Tax returns or similar filings (the “1060 Forms”), to cooperate in the preparation of any 1060 Forms, to file such 1060 Forms in the manner required by applicable Law, to update such 1060 Forms in accordance with the method used in making the allocation to the extent necessary to reflect purchase price adjustments and to not take any position inconsistent with such Allocation Schedule (as determined by the parties’ agreement and if necessary the Independent Auditors) upon examination of any Tax returns, in any litigation or otherwise.

7.2.2 Company Tax Returns. The Seller and the Purchaser agree that the Company will file its income tax returns for the period commencing January 1, 2021 and ending on the close of business on the Closing Date and will file all other Tax returns for periods ending on or prior to the Closing Date (“Pre-Closing Returns”). In the case of Pre-Closing Returns for which filings are not due or otherwise have not been filed on or prior to the Closing Date, the returns for the Company therefor shall be prepared by a designee of the Seller, at the expense of the Company; provided that the amount of such expense shall be accrued for on the Closing Balance Sheet. The Seller shall deliver such returns, within a reasonable period of time prior to the date such returns are required to be filed, to the Purchaser for its approval prior to the filing thereof. To the extent that the Company is required to report any income in  connection with the transactions contemplated by the Paydown and Release Agreement such income shall be reported by the Company on any Pre-Closing Returns or by the Parent on its income tax returns for the period ended December 31, 2021. Without limiting the generality of the foregoing, the Purchaser and the Seller will execute such consents and other documents as may be reasonably necessary or appropriate in order to effect the foregoing under the Code and regulations thereunder and under relevant state laws. The Purchaser and Company shall prepare and file all other Tax returns with respect to the Company. In the case of any taxable period that includes (but does not end on) the Closing Date, the amount of any Taxes based on or measured by income or receipts of the Company shall be determined based on an interim closing of the books as of the close of business on the Closing Date; and the amount of other Taxes of the Company for any taxable period that includes (but does not end on) the Closing Date shall be allocated between the Seller, on the one hand, and the Purchaser, on the other hand, based on the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which, in the case of such Taxes allocable to the Seller, is the number of days in the portion of the taxable period ending on the Closing Date and, in the case of such Taxes allocable to the Purchaser is the number of days in the portion of the taxable period commencing on the date immediately following the Closing Date and the denominator of which in each case is the number of days in such taxable period. Any Taxes so allocable to the Seller in the preceding sentence, and all Taxes shown to be due on any Pre-Closing Return, shall be paid promptly by the Seller on a joint and several basis or, if the Purchaser shall have directed the Company to pay any such Taxes, the amount of any such Taxes shall be paid to the Purchaser.

7.2.3 Tax Cooperation. The Purchaser and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax returns pursuant to this Section 7.2 or any other Tax returns relating to the operations of the Company, and any audit, litigation or other Proceeding with respect to Taxes of the Company or any member of the Company related to Tax items passed through to such member (or any affiliate of such member) from the Company. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each of the Seller and the Company agree (A) to retain all books and records with respect to Tax matters in their respective possession pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the Purchaser reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Purchaser so requests, the Seller shall, at the record-holder’s option, either (a) allow the Purchaser to take possession of such books and records, or (b) continue such retention.

7.2.4 Transfer Taxes. The Seller shall be liable for any real property transfer or gains, sales, use, transfer, value added, equity/stock transfer, and/or stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the Transaction and related Tax return preparation and filing costs. The Seller, after review and consent by the Purchaser, shall file or cause the Company to file such applications and documents as shall permit any such Tax to be assessed and paid in accordance with any available filing procedure. The Purchaser shall execute and deliver all instruments and certificates reasonably necessary to enable the Seller to comply with foregoing.

7.2.5 Voluntary Disclosure. The parties hereby acknowledge and agree that Purchaser shall have the sole right to initiate and control and voluntarily approach and/or initiate and control any voluntary disclosure agreement or amended returns with respect to the Company with any Governmental or Regulatory Authority (a “Voluntary Disclosure”). The Purchaser shall keep the Buyer fully informed concerning any Voluntary Disclosure, including the progress of any filings required. Without limiting the foregoing, the Purchaser shall provide the Seller with copies of all related filings that the Purchaser proposes to file at least five (5) business days prior to filing the same, and with such information and documentation as the Seller may reasonably request.

Section 7.3 Management of the Company. Subject to compliance with the proviso set forth in Section 7.1, the parties hereto understand and agree that no party to this Agreement shall have the right to make a claim that any action taken by the Purchaser following the Closing with respect to the business and operations of the Company resulted in an adverse effect on the Purchase Price (including the Milestone Payments) hereunder.

Section 7.4 Use of Name. The parties hereto acknowledge and agree that from and after the Closing, the Seller shall not use or register of any registered trademark set forth on Schedule 3.14.1 or any other brand or name associated with the Company or the Purchaser or any variation thereof, as the whole or part of any trade name, trademark, service mark, style or domain name for any Person.  In addition, the Parent and the Seller consent to the use and registration by the Purchaser, the Company and their Affiliates of the registered trademarks set forth on Schedule 3.14.1 and any variation thereof as the whole or part of any trade name, trademark, service mark, style or domain name.

Section 7.5 Employee Benefit Plans. The Seller agrees that the Purchaser may cause the Company to take any and all actions deemed necessary and appropriate following the Closing to enable the Company to meet its obligations under the Patient Protection and Affordable Care Act and any applicable regulations thereunder.

Section 7.6 Confidentiality. From and after the Closing, the Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of the Seller or its Affiliates (collectively, “Representatives”) to hold, in confidence any and all information, whether written or oral, concerning the Company (including the terms herein), except to the extent (i) such information is or becomes generally available to the public other than by breach of this provision, (ii) the Seller learns such information from a third party who is not under an obligation of confidence to the Purchaser or the Company or (iii) such information is required to be disclosed pursuant to any applicable Law or Order. If the Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of any Law or Order, the Seller shall promptly notify the Purchaser in writing and shall disclose only that portion of such information which the Seller is advised by its counsel in writing is legally required to be disclosed, provided that the Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 7.7 Insurance Matters. The Company shall, and the Seller shall cause the Company to, obtain as of the Closing Date, “tail” insurance policies (the “Tail Insurance”) with respect to the Company’s current policies of directors’ and officers’ liability and errors and omissions insurance with a claims period of six (6) years from the Closing Date with coverage in amount and scope at least as favorable as the Company’s existing coverage, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement). All costs and expenses of the Tail Insurance shall be borne 50% by the Purchaser and 50% by the Seller.

Section 7.8 Securities Matters. To facilitate the ability of the holders of Milestone Shares to sell the Milestone Shares pursuant to SEC Rule 144, the Purchaser shall use best efforts to (i) remain subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act, (ii) make and keep public information available, as those terms are understood and defined in SEC Rule 144, and (iii) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act, in each case until the end of calendar year 2023. The Purchaser agrees that any Milestone Shares issued shall be approved for listing on the issuer’s primary exchange, if any. If any Milestone Shares become eligible for sale pursuant to SEC Rule 144, the Purchaser and the holder of such Milestone Shares shall cooperate with each other to facilitate the removal of any restricted legends relating to such Milestone Shares in connection with any such sale.

Section 7.9 Holdback. Following the Closing until the expiration of the Holdback Period, the Holdback Amount shall be reduced by the aggregate amount of expenses incurred by the Purchaser or the Company in respect of (i) the purchase for the Company of any items of set forth on Schedule 7.9(i) and services related thereto or (ii) the payment of any liabilities or expenses in respect of the matters described on Schedule 7.9(ii), to the extent that the aggregate amount of such liabilities or expenses exceeds $125,000. No later than 30 business days after the end of the Holdback Period, the Purchaser shall pay and distribute to the Payment Parties in accordance with the Payment Instructions any Holdback Amount remaining as of the end of the Holdback Period. In no event shall Seller be liable in excess of the Holdback Amount for any of the items described in the foregoing clause (i) or the liabilities and expenses described in the foregoing clause (ii).

ARTICLE VIII

SURVIVAL; INDEMNITY

Section 8.1 Survival. Notwithstanding any right of any party hereto fully to investigate the affairs of any other party, and notwithstanding any knowledge of facts determined or determinable pursuant to such investigation or right of investigation, each party hereto shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other parties contained in this Agreement and the Schedules, if any, furnished by any other party pursuant to this Agreement, or in any certificate or document delivered at the Closing by any other party. Subject to the limitations set forth in Section 8.5, (i) the respective representations and warranties of the Seller, the Company and the Purchaser contained in this Agreement, other than the Fundamental Representations of the Seller and the Company, shall survive the Closing and terminate on the first (1st) anniversary of the Closing Date (the “Survival Period”), (ii) the Fundamental Representations of the Seller and the Company shall survive the Closing until the third (3rd) anniversary of the Closing Date and (iii) all covenants and obligations shall survive indefinitely unless the performance of such covenant or obligation is completed or such covenant has otherwise expired pursuant to the terms of this Agreement, in which case any such covenant or obligation shall terminate and be of no further force or effect at the time of its completion or expiration.

Section 8.2 Obligation of the Seller to Indemnify. Subject to the limitations contained in Section 8.5, the Seller hereby agrees to indemnify the Purchaser, its Affiliates and its and their respective members, stockholders, managers, officers, directors, employees, agents and representatives and the successors and permitted assignees of the Purchaser and their Affiliates (individually, a “Purchaser Indemnified Party” and collectively, the “Purchaser Indemnified Parties”) against, and to protect, save and keep harmless the Purchaser Indemnified Parties from, and to pay on behalf of or reimburse the Purchaser Indemnified Parties as and when incurred for, any and all Losses that may be imposed on or incurred by any Purchaser Indemnified Party as a consequence of, in connection with, incident to, resulting from or arising out of or in any way related to, directly or indirectly, or by virtue of: (a) any misrepresentation, inaccuracy or breach of any representation or warranty contained in Article III hereof or in any certificate delivered by the Company or the Seller at the Closing; (b) any breach or failure by the Seller to comply with, perform or discharge any obligation, agreement or covenant by the Seller contained in this Agreement; (c) any Taxes due and owing by the Company with respect to any period ending on or prior to the Closing Date and/or any Taxes that are ultimately determined to have arisen on account of the operations, assets or actions of the Company prior to the Closing Date (including any actions contemplated by this Agreement), except to the extent taken into account in the calculation of Closing Date Working Capital; (d) any litigation or claim disclosed on Schedule 3.10 to this Agreement; (e) any items of Assumed Indebtedness or Company Transaction Expenses that are not reflected in the calculation of the Purchase Price (including the determination of Closing Date Working Capital pursuant to the procedures set forth in Section 2.2); (f) the PPP Loan, including, without limitation, the failure of the entire PPP Loan to be forgiven, any Taxes incurred by the Company or its Affiliates as a result of or in connection with the forgiveness of the PPP Loan, any determination by the PPP Lender or SBA that the Company was not an eligible recipient of a loan under the CARES Act and the PPP Act, any costs or fees, including the fees of outside legal or financial advisors, incurred in connection with the forgiveness of the PPP Loan, any untrue certification in connection with the loan application or forgiveness process, the misuse of the funds distributed to the Company in respect of the PPP Loan, any claim or liabilities under the False Claims Act (FCA), 31 U.S.C. §§ 3729 – 3733 with respect to the PPP Act or the loan application or forgiveness process, and/or any other obligation under the CARES Act or the PPP Act; and (g) any matter excluded from coverage under the R&W Policy pursuant to Sections IV(D), (L), (M) and (N) of the R&W Policy.

Section 8.3 Obligation of the Purchaser to Indemnify. Subject to the limitations set forth in Section 8.5 hereof, the Purchaser hereby agrees to indemnify the Seller against, and to protect, save and keep harmless the Seller from, and to pay on behalf of or reimburse the Seller as and when incurred for, any and all Losses that may be imposed on or incurred by the Seller as a consequence of, in connection with, incident to, resulting from or arising out of or in any way related to or by virtue of: (a) any misrepresentation, inaccuracy or breach of any warranty or representation of the Purchaser contained in Article IV hereof or in any certificate delivered by the Purchaser at the Closing; or (b) any breach or failure by the Purchaser to comply with, perform or discharge any obligation, agreement or covenant by the Purchaser contained in this Agreement.

Section 8.4 Indemnification Procedures.

8.4.1 Non-Third Party Claims.

(a) General. In the event that any Person entitled to indemnification under this Agreement (an “Indemnified Party”) asserts a claim for indemnification which does not involve a Third Party Claim (as defined in Section 8.4.2) (a “Non-Third Party Claim”), against which a Person is required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall give written notice to the Indemnifying Party (the “Non-Third Party Claim Notice”), which Non-Third Party Claim Notice shall (i) describe the claim in reasonable detail and (ii) indicate the amount (estimated, if necessary, and to the extent feasible) of the Losses that have been or may be suffered by the Indemnified Party.

(b) Dispute of Non-Third Party Claim. The Indemnifying Party may acknowledge and agree by written notice (the “Non-Third Party Acknowledgement of Liability”) to the Indemnified Party to satisfy the Non-Third Party Claim within 30 days of receipt of the Non-Third Party Claim Notice. In the event that the Indemnifying Party disputes the Non-Third Party Claim, the Indemnifying Party shall provide written notice of such dispute (the “Non-Third Party Dispute Notice”) to the Indemnified Party within 30 days of receipt of the Non-Third Party Claim Notice (the “Non-Third Party Dispute Period”), setting forth a reasonable basis of such dispute. In the event that the Indemnifying Party shall fail to deliver the Non-Third Party Acknowledgement of Liability or Non-Third Party Dispute Notice within the Non-Third Party Dispute Period, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay the Non-Third Party Claim in full and to have waived any right to dispute the Non-Third Party Claim. Once the Indemnifying Party has acknowledged and agreed to pay any Non-Third Party Claim pursuant to this Section 8.4.1, or once any dispute under this Section 8.4.1 has been finally resolved in favor of indemnification by a court or other tribunal of competent jurisdiction, subject to the provisions of Section 8.5, the Indemnifying Party shall pay the amount of such Non-Third Party Claim to the Indemnified Party within 10 days of the date of acknowledgement or resolution, as the case may be, to such account and in such manner as is designated in writing by the Indemnified Party.

8.4.2 Third-Party Claims.

(a) Notice of Third Party Claim. In the event that any Indemnified Party asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or Proceeding by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement in respect of which such Indemnified Party is entitled to indemnification under this Agreement by an Indemnifying Party (a “Third Party Claim”), the Indemnified Party shall give written notice to the Indemnifying Party (the “Third Party Claim Notice”) within 15 days after asserting or learning of such Third Party Claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim). The Third Party Claim Notice shall (i) describe the claim in reasonable detail, and (ii) indicate the amount (estimated, if necessary, and to the extent feasible) of the Losses that have been or may be suffered by the Indemnified Party. The Indemnifying Party must provide written notice to the Indemnified Party that it is either (x) assuming responsibility for the Third Party Claim or (y) disputing the claim for indemnification against it (the “Indemnification Notice”). The Indemnification Notice must be provided by the Indemnifying Party to the Indemnified Party within 15 days after receipt of the Third Party Claim Notice or within such shorter time as may be necessary to give the Indemnified Party a reasonable opportunity to respond to such Third Party Claim (the “Indemnification Notice Period”).

(b) Defense. If the Indemnifying Party provides an Indemnification Notice to the Indemnified Party within the Indemnification Notice Period that it assumes responsibility for the Third Party Claim, the Indemnifying Party shall conduct at its expense the defense against such Third Party Claim in its own name, or if necessary in the name of the Indemnified Party. The Indemnification Notice shall specify the counsel it will appoint to defend such claim (“Defense Counsel”); provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld or delayed. In the event that the Indemnifying Party fails to give the Indemnification Notice within the Indemnification Notice Period, the Indemnified Party shall have the right to conduct the defense and to compromise and settle such Third Party Claim without the prior consent of the Indemnifying Party and subject to the provisions of Section 8.5, the Indemnifying Party will be liable for all Losses paid or incurred in connection therewith.

(c) Dispute of Indemnification Claim. In the event that the Indemnifying Party provides in the Indemnification Notice that it disputes the claim for indemnification against it, the Indemnified Party shall have the right to conduct the defense and to compromise and settle such Third Party Claim, without the prior consent of the Indemnifying Party. Once such dispute has been finally resolved in favor of indemnification by a court or other tribunal of competent jurisdiction or by mutual agreement of the Indemnified Party and Indemnifying Party, subject to the provisions of Section 8.5.1, the Indemnifying Party shall within 10 days of the date of such resolution or agreement, pay to the Indemnified Party all Losses paid or incurred by the Indemnified Party in connection therewith.

(d) Settlement; Participation in Defense. In the event that the Indemnifying Party delivers an Indemnification Notice pursuant to which it elects to conduct the defense of the Third Party Claim, the Indemnifying Party shall be entitled to have the exclusive control over the defense of the Third Party Claim and the Indemnified Party will cooperate in good faith with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party. The Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing. The Indemnifying Party will not settle the Third Party Claim or cease to defend against any Third Party Claim as to which it has (x) delivered an Indemnification Notice and (y) assumed responsibility for the Third Party Claim, without the prior written consent of the Indemnified Party, if, as a result of such settlement or cessation of defense, (i) injunctive relief or specific performance would be imposed against the Indemnified Party or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.

(e) Refusal to Accept Settlement. If an Indemnified Party refuses to consent to a bona fide offer of settlement which the Indemnifying Party wishes to accept, which provides for a full release of the Indemnified Party and its Affiliates relating to the Third Party Claims underlying the offer of settlement and solely for a monetary payment, the Indemnified Party may continue to pursue such matter, free of any participation by the Indemnifying Party, at the sole expense of the Indemnified Party. In such an event, the obligation of the Indemnifying Party shall be limited to the amount of the offer of settlement which the Indemnified Party refused to accept plus the reasonable costs and expenses of the Indemnified Party incurred prior to the date the Indemnifying Party notified the Indemnified Party of the offer of settlement.

(f) Exceptions to Ability to Control Defense. Notwithstanding subsection (d) above, the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party or (ii) to the extent such Third Party Claim involves criminal allegations against the Indemnified Party or (y) the entire Third Party Claim (i) if such Third Party Claim would impose liability on the part of the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party is entitled to indemnification under this Agreement or (ii) that if unsuccessful, would set a precedent that would have a material adverse effect on, the business or financial condition of the Indemnified Party. In the event the Indemnified Party retains control of the Third Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

(g) Acknowledgement in Respect of Notice. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Section 8.4 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.

Section 8.5 Limitations On and Other Matters Regarding Indemnification.

8.5.1 Indemnity Basket, Cap and Manner of Payment.

(a) Indemnity Basket. Subject to Section 8.5.5, the Seller shall not have any liability to any Purchaser Indemnified Party with respect to Losses arising out of any of the matters referred to in Section 8.2(a) until such time as the aggregate amount of all such Losses exceeds $150,000 (the “Deductible”) (in which case the Seller shall be liable for all Losses in excess of the Deductible subject to Section 8.5.1(b) and (c) below).

(b) Cap. Subject to Section 8.5.5 below, the maximum aggregate liability of the Seller for indemnity payments under Section 8.2(a) other than for a breach of any Fundamental Representation shall be an amount equal to the Indemnity Escrow Amount.

(c) Manner of Payment. Subject to Section 8.8 below, (A) in respect of any claim for indemnification pursuant to Section 8.2(a) other than for a breach of a Fundamental Representation, the indemnification obligations of the Seller shall be (i) first, satisfied from the Indemnity Escrow Amount (to the extent of any remaining funds) pursuant to the Escrow Agreement and (ii) second, satisfied from the R&W Policy (to the extent applicable), in accordance with its terms and conditions, (B) in respect of any claim for indemnification pursuant to Section 8.2(a) for a breach of a Fundamental Representation, the indemnification obligations of the Seller shall be (i) first, satisfied from the Indemnity Escrow Amount (to the extent of any remaining funds) pursuant to the Escrow Agreement, (ii) second, satisfied from the R&W Policy (to the extent applicable), in accordance with its terms and conditions and (iii) third, satisfied by wire transfer of immediately available funds from the Seller, and (C) in respect of any claim for indemnification pursuant to Section 8.2(b), (c), (d), (e), (f) and (g) the indemnification obligations of the Seller shall be (i) first, satisfied from the Indemnity Escrow Amount (to the extent of any remaining funds) pursuant to the Escrow Agreement and (ii) second, satisfied by wire transfer of immediately available funds from the Seller.

8.5.2 Termination of Indemnification Obligations of the Seller. Subject to Section 8.5.5, (A) the obligation of the Seller to indemnify under Section 8.2(a) hereof, other than for any breach of the Fundamental Representations, shall terminate on the expiration of the Survival Period and (B) the obligation of the Seller to indemnify under Section 8.2(a) hereof for any breach of the Fundamental Representations shall terminate on the third (3rd) anniversary of the Closing Date, in each case, except as to matters as to which any Purchaser Indemnified Party has made a claim for indemnification on or prior to such date, in which case the right to indemnification with respect thereto shall survive the expiration of such period until such claim for indemnification is finally resolved and any obligations with respect thereto are fully satisfied.

8.5.3 Termination of Indemnification Obligations of the Purchaser. Subject to Section 8.5.5, the obligation of the Purchaser to indemnify under Section 8.3(a) hereof shall terminate on the expiration of the Survival Period, except as to matters as to which the Seller has made a claim for indemnification on or prior to such date, in which case the right to indemnification with respect thereto shall survive such period until such claim for indemnification is resolved and any obligations with respect thereto are fully satisfied.

8.5.4 Treatment. Any indemnity payments by an Indemnifying Party to an Indemnified Party under this Article VIII shall be treated by the parties as an adjustment to the Purchase Price.

8.5.5 Exceptions. Each of the limitations set forth in Section 8.1 and this Section 8.5 shall in no event (a) apply to any Losses incurred by a Purchaser Indemnified Party which relate, directly or indirectly, to (i) Fraud committed by the Company or the Seller; and (ii) the obligations of the Seller and the Company set forth in Section 10.1 to pay certain expenses; or (b) apply to any Losses incurred by the Seller which relate, directly or indirectly, to (i) Fraud committed by the Purchaser; and (ii) the Purchaser’s obligations set forth in Section 10.1 to pay certain expenses.

8.5.6 Maximum Liability. Subject to Section 8.5.5, in no event shall the aggregate liability of Seller for indemnification pursuant to Section 8.2 exceed the Purchase Price.

Section 8.6 Materiality; Exclusive Remedy; Waiver.

8.6.1 Materiality. Notwithstanding anything contained herein to the contrary, for purposes of determining whether there has been a breach and the amount of Losses that are the subject matter of a claim for indemnification or reimbursement hereunder, each representation and warranty in this Agreement and Schedules hereto shall be read without regard and without giving effect to the term “material” or “Material Adverse Effect” or similar phrases contained in such representation or warranty which has the effect of making such representation and warranty less restrictive (as if such word were deleted from such representation and warranty).

8.6.2 Exclusive Remedy. Each of the parties hereto agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement (other than claims described in clauses (a)(i) and (ii) and (b)(i) and (ii) of Section 8.5.5) shall be (a) indemnification pursuant to this Article VIII, (b) specific performance if a court of competent jurisdiction in its discretion grants the same, or (c) injunctive or declaratory relief if a court of competent jurisdiction in its discretion grants the same, and each party hereby waives all other relief and remedies with respect thereto, including, without limitation, the right of rescission.

8.6.3 Waiver. The Seller will not make and irrevocably waives any right to make any claim for indemnification against the Company with respect to any Proceeding brought by Purchaser against the Seller under this Agreement by reason of the fact that the Seller, directly or indirectly, was a manager, director, officer, employee, or agent of the Company or was serving at the request of the Company as a partner, trustee, manager, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, including any advancement thereof, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise).

Section 8.7 Escrow; Reasonable Reserves for Disputed Claims.

8.7.1 General. No later than two (2) Business Days after the expiration of the Escrow Period (the “Escrow Release Date”), the Purchaser and the Seller shall deliver a joint, written letter to the Escrow Agent instructing the Escrow Agent to pay and distribute all of the funds then remaining in the Indemnity Escrow Account to the Payment Parties in accordance with the Payment Instructions, unless any outstanding claim for indemnification under Section 8.2 is still pending and unresolved, in which case an amount of the Indemnity Escrow Amount representing a reasonable quantification of the amount of indemnifiable Losses relating to any pending and unresolved claim for indemnification under Section 8.2 will be retained by the Escrow Agent (the “Retained Amount”), and the balance paid to the Payment Parties in accordance with the Payment Instructions. Any Retained Amount shall remain in the Indemnity Escrow Account until released to a Purchaser Indemnified Party (or its designee) in satisfaction of an outstanding claim or as set forth in Section 8.7.2 below.

8.7.2 Release of Retained Amount to the Payment Parties. If, following the Escrow Release Date, after final resolution and payment of each outstanding claim for indemnification, any Retained Amount remains in the Indemnity Escrow Account, no later than two (2) Business Days after the date of such final resolution and payment (if applicable), the Purchaser and the Seller shall deliver a joint, written letter to the Escrow Agent instructing the Escrow Agent to pay and distribute to the Payment Parties in accordance with the Payment Instructions, all of the funds then remaining in the Indemnity Escrow Account.

8.7.3 Treatment of Indemnity Escrow Amount. Until the date or dates on which the Indemnity Escrow Amount is actually paid to the Payment Parties (“Escrow Payment Dates”), the Indemnity Escrow Amount shall be treated for all Tax purposes as not having been received (actually or constructively) by the Payment Parties and, accordingly, any cash that would have been paid at Closing or later dates but for the provisions related to the Indemnity Escrow Amount shall be treated as being owned by (or at least not transferred to the Payment Parties by, as the case may be) the Purchaser until such Escrow Payment Date or Dates. The Purchaser and the Payment Parties agree to file all Tax returns in a manner consistent with the foregoing.

Section 8.8 Right of Offset. Without limiting any other rights or remedies available to it, the Purchaser shall be entitled to offset any claim for indemnity made pursuant to Section 8.2 or any amount owed to Purchaser pursuant to Section 2.1.2 against any Milestone Payment due and payable pursuant to Section 2.1.3 or any other payments owing by the Purchaser pursuant to this Agreement (such entitlement, the “Right of Offset”). If any such claims for indemnity are resolved in favor of the Seller by mutual agreement or otherwise, or if the amount withheld pursuant to the Right of Offset in connection with a claim for indemnity exceeds the amount ultimately payable to a Purchaser Indemnified Party in respect of such claim, the Purchaser shall pay to the Payment Parties the excess amount withheld with respect to such claim in accordance with the Payment Instructions.

Section 8.9 PPP Loan Escrow. If all or any portion of the PPP Loan is forgiven, then, in accordance with the terms of the PPP Loan Escrow Agreement, the PPP Lender shall release the amount forgiven, to the extent thereof, from the PPP Loan Escrow Account to the Company (any such amount that is released to the Company, the “PPP Released Amount”). The Purchaser may cause Losses in respect of which any Purchaser Indemnified Party is entitled to indemnification under Section 8.2(f) to be satisfied by offsetting the amount of such Losses against any PPP Released Amount. Following the release to the Company of any PPP Released Amount, upon the Seller’s written request, the Purchaser shall cause the Company to pay pursuant to the Payment Instructions within five (5) business days after such request (the “PPP Release Date”), the difference of (i) the PPP Released Amount, minus (ii) any amounts that could reasonably be needed to satisfy any unresolved indemnity claims of the Purchaser Indemnified Parties pursuant to Section 8.2(f) hereof. After all of the applicable Purchaser Indemnified Parties’ indemnification claims under Section 8.2(f) that remain outstanding and unresolved as of the PPP Release Date have been finally resolved and all applicable payments have been made, or reductions in the PPP Released Amount credited to the Purchaser Indemnified Parties in respect of such indemnification claims have been entered, the Purchaser shall cause the Company to pay pursuant to the Payment Instructions the remaining PPP Released Amount, if any.

ARTICLE IX

DEFINITIONS; INTERPRETATION

Section 9.1 Definitions. The following terms shall have the following meanings for purposes of this Agreement:

“1060 Forms” shall have the meaning set forth in Section 7.2.1.

“409A Liability” shall have the meaning set forth in Section 3.19.9.

“409A Plan” shall have the meaning set forth in Section 3.19.9.

“ABRY Funds” shall mean ABRY Senior Equity II, L.P., ABRY Senior Equity Co-Investment Fund II, L.P., ABRY Senior Equity II-A, L.P. and ABRY Investment Partnership, L.P.

“Accountants” shall have the meaning set forth in Section 2.2.1.

“Allocation Schedule” shall have the meaning set forth in Section 7.2.1.

“Affiliate” of any Person, shall mean any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such Person; provided, however “Affiliate” shall not include any portfolio company of any of the Payment Parties.

“Assumed Indebtedness” shall mean, as of the Calculation Time (without giving effect to any of the transactions contemplated hereby), without duplication, the aggregate amount of all obligations of the Company outstanding as of the Closing, in the form of (i) indebtedness for borrowed money (other than the PPP Loan), (ii) notes, bonds, indentures or similar instruments, (iii) capital leases in accordance with ASC 840, (iv) any deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business), (v) letters of credit and bankers’ acceptances, (vi) contractual obligations relating to interest rate protection, swap agreements and collar agreements, (vii) those items specifically set forth on Schedule 9.1(i), (viii) deferred payroll tax payments, including pursuant to the CARES Act, (ix) deferred 401(k) contributions, (x) accounts payable that are 30 days or more past due, (xi) accrued interest to the extent not included as Company Transaction Expenses, (xii) any fees owed pursuant to the Management Agreement or the WOH Engagement, (xiii) any accrued but unpaid bonuses payable for services provided prior to the Closing, in each case to the extent not included in Company Transaction Expenses, (xiv) any accrued but unpaid dividends or distributions on preferred units of the Parent and (xv) guarantees of the obligations described in clauses (i) through (xiv) above of any other Person, in each case, outstanding as of the Closing; provided, however, that Assumed Indebtedness shall exclude any amounts otherwise taken into account in the calculation of Closing Indebtedness.

“BrightTower Engagement Letter” shall have the meaning set forth in Section 5.10.3.

“Calculation Time” shall mean 12:01 a.m., Eastern Time, on the Closing Date.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act, and all applicable rules and implementing regulations thereunder, as amended from time to time.

“Closing Balance Sheet” shall mean the consolidated balance sheet of the Company as of the close of business on the Closing Date prepared in accordance with GAAP.

“Closing Cash” shall mean, as of the Calculation Time (without giving effect to any of the transactions contemplated hereby), the sum of all cash, cash equivalents and marketable securities owned by the Company, as computed in accordance with GAAP, including the aggregate amount of all checks and other wire transfers and drafts deposited of the Company that have not yet cleared (provided that such checks, transfers or drafts actually clear) less (a) the aggregate amount of all issued but uncleared checks, money orders or similar instruments of the Company and any overdraft or charges, and (b) any cash that is not freely useable and available to the Company because it is subject to restrictions or limitations on use by Contract (including any security deposits made by the Company).

“Closing Date Working Capital” shall mean, as of the Calculation Time (without giving effect to any of the transactions contemplated hereby), (A) the current assets of the Company, which shall not include any amount otherwise taken into account in the calculation of the Closing Cash, less (B) the current liabilities of the Company, which shall not include any amount otherwise taken into account in the calculation of the Closing Indebtedness, Assumed Indebtedness or Company Transaction Expenses, in each case as set forth on the Closing Balance Sheet, determined in accordance with GAAP and as finally determined pursuant to the procedures set forth in Section 2.2; provided that (i) to the extent Assumed Indebtedness, as finally determined pursuant to the procedures set forth in Section 2.2, is (x) greater than the Estimated Assumed Indebtedness, such excess shall be deemed a current liability of the Company and taken into account in the determination of Closing Date Working Capital and (y) less than the Estimated Assumed Indebtedness, such difference shall be deemed a current asset of the Company and taken into account in the determination of Closing Date Working Capital; (ii) to the extent Company Transaction Expenses, as finally determined pursuant to the procedures set forth in Section 2.2, are (x) greater than the Estimated Company Transaction Expenses, such excess shall be deemed a current liability of the Company and taken into account in the determination of Closing Date Working Capital and (y) less than the Estimated Company Transaction Expenses, such difference shall be deemed a current asset of the Company and taken into account in the determination of Closing Date Working Capital; and (iii) to the extent Closing Cash, as finally determined pursuant to the procedures set forth in Section 2.2, is (x) greater than the Estimated Closing Cash, such excess shall be deemed a current asset of the Company and taken into account in the determination of Closing Date Working Capital and (y) less than the Estimated Closing Cash, such difference shall be deemed a current liability of the Company and taken into account in the determination of Closing Date Working Capital. Notwithstanding anything to the contrary contained herein, no funds held in the PPP Loan Escrow Account shall be “current assets” or included as “current assets” for purposes of calculating Closing Date Working Capital.

“Closing Indebtedness” shall mean the Company’s aggregate obligations to the Lenders at the Closing pursuant to the Paydown and Release Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Group” shall mean the Company and its Affiliates.

“Company Owned IP” shall mean Registered IP and Unregistered IP.

“Company Transaction Expenses” shall mean the aggregate amount of all (i) unpaid out-of-pocket expenses and fees incurred by the Seller and the Company in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated hereby, including fees and expenses payable to investment banks (including pursuant to the BrightTower Engagement Letter), accountants, counsel (including pursuant to the WOH Engagement) and other advisors and representatives, (ii) change of control or transaction bonuses or similar payments or other compensatory payments, in each case, that are due to any employee, officer, manager or director, or any third-party, as a result of and in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby, including the Transaction Bonuses, along with the employer portion of any employment Taxes attributable to such payments, (iii) 50% of the cost (including all premiums, taxes, fees (including broker and due diligence fees) and expenses) of the R&W Policy, (iv) 100 percent (100%) of any Taxes related to the transfer of the Purchased Interests, (v) 50% of the cost of obtaining and maintaining the Tail Insurance and (vi) $9,757.50 (i.e., 50% of the agreed upon costs and expenses attributable to recasting the Company’s financial statements at the request of the Purchaser prior to the date of this Agreement).

“Contract” shall mean an agreement, commitment, lease, license, evidence of indebtedness, letter of credit, mortgage, indenture, security agreement, instrument, note, bond, franchise, permit, concession, or other instrument, obligation or agreement of any kind, written or oral.

“Data” shall have the meaning set forth in Section 3.14.2.

“Deductible” shall have the meaning set forth in Section 8.5.1.

“Defense Counsel” shall have the meaning set forth in Section 8.4.2.

“EBITDA of the Company” shall mean, for any applicable period, the net income of the Company before interest, taxes, depreciation, and amortization as determined in accordance with GAAP; provided, however, that EBITDA (i) shall be reduced by an overhead fee equal to one percent (1%) of the Company’s revenue during the applicable period and (ii) shall not include any revenue, net income or expenses attributable to any entity or business operations acquired by the Company after the Closing.

“Environmental Laws and Orders” shall mean environmental Laws and Orders relating to the regulation or protection of the environment.

“Equity Interests” means (a) with respect to a corporation, any and all shares (however designated) of capital stock, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, (c) with respect to any other Person, any equity ownership in such Person, (d) in any case, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and (e) in any case, any right to acquire any of the foregoing.

“ERISA” shall have the meaning set forth in Section 3.19.2.

“ERISA Affiliate” shall have the meaning set forth in Section 3.19.3.

“Escrow Agent” shall mean Western Alliance Bank.

“Escrow Agreement” shall mean that certain Escrow Agreement, dated as of the date hereof, in the form of Exhibit B by and among the Purchaser, the Seller and the Escrow Agent.

“Escrow Amount” shall mean the sum of (i) the Working Capital Escrow Amount plus (ii) the Indemnity Escrow Amount.

“Escrow Period” shall mean the period commencing as of the Closing and ending on the first (1st) anniversary of the Closing.

“Escrow Release Date” shall have the meaning set forth in Section 8.7.1.

“Estimated Assumed Indebtedness” shall have the meaning set forth in Section 5.7.2.

“Estimated Closing Cash” shall mean $870,000.

“Estimated Closing Date Working Capital” shall mean $586,666.

“Estimated Company Transaction Expenses” shall have the meaning set forth in Section 5.7.2.

“Estimated Working Capital Surplus” shall mean, as of the Closing Date, the difference of (i) the Estimated Closing Date Working Capital minus (ii) the Working Capital Threshold.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“First Milestone Condition” shall mean the Revenue of the Company for the calendar year 2021 as set forth in the applicable Annual Determination is equal to or greater than $26,000,000.

“Fourth Milestone Condition” shall mean the EBITDA of the Company for the calendar year 2022 as set forth in the applicable Annual Determination is equal to or greater than $4,000,000.

“Fraud” means a common law fraud (and not a constructive fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence) by the Seller or the Company, with respect to the making of the representations and warranties set forth in Article III of this Agreement, or by Purchaser with respect to the making of the representations and warranties set forth in Article IV of this Agreement.

“Fundamental Documents” shall mean the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Fundamental Documents” of a corporation would include its charter or articles and bylaws and of a limited liability company would include its articles of organization and operating agreement, and of a limited partnership would include a copy of its declaration of limited partnership and the Fundamental Documents of its general partner.

“Fundamental Representations” shall mean the representations and warranties set forth in Sections 3.1.1 (Execution and Validity of Agreements; Restrictive Documents), 3.1.2 (Ownership), 3.1.3 (No Options), 3.1.6 (Approvals and Consents), 3.2 (Execution and Validity; Existence and Good Standing), 3.3 (Membership Interests; Subsidiaries and Investments), 3.9.2 (Approvals and Consents), 3.11 (Taxes) and 3.25 (Brokers).

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Governmental or Regulatory Authority” shall mean a court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

“Holdback Account” shall have the meaning set forth in Section 6.1.6.

“Holdback Amount” shall mean $1,000,000.

“Holdback Period” shall mean the period beginning on the Closing Date and ending 12 months following the Closing Date.

“Indemnification Notice” shall have the meaning set forth in Section 8.4.2.

“Indemnification Notice Period” shall have the meaning set forth in Section 8.4.2.

“Indemnified Party” shall have the meaning set forth in Section 8.4.1.

“Indemnifying Party” shall have the meaning set forth in Section 8.4.1.

“Indemnity Escrow Account” shall mean the escrow account established with the Escrow Agent pursuant to the Escrow Agreement in respect of the Indemnity Escrow Amount.

“Indemnity Escrow Amount” shall mean $150,000.

“Independent Auditors” shall have the meaning set forth in Section 2.2.1.

“Information Privacy and Security Laws” means all applicable legal requirements concerning the privacy, data protection, transfer, use, sale, retention, disposal, or security of Data, including the following and their implementing regulations: data security legal requirements, including those established by the New York General Business Code Section 899 bb, Massachusetts Data Privacy Act, data breach notification legal requirements, consumer protection legal requirements, including the California Consumer Privacy Act of 2018 (California Civil Code §§ 1798.100 to 1798.199), the European Union General Data Protection Regulation (EU) 2016/679 (and implementing regulations adopted in applicable European Union member states), the Fair Credit Reporting Act, data broker legal requirements (including California Civil Code § 1798.99.82. and 9 Vermont Statutes Annotated §§ 2446 - 2447), applicable legal requirements and regulations relating to the transfer of Data, any other applicable privacy laws, regulations, rules or orders issued by foreign Governmental Authorities, any applicable legal requirements concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing), and applicable self-regulatory guidelines, such as the Self-Regulatory Principles of the Digital Advertising Alliance, the Codes of Conduct of the Network Advertising Initiative, and the Principles of the European Interactive Digital Alliance, each as may be amended from time to time.

“Intellectual Property” shall include, without limitation, any or all of the following and all rights, whether statutory or common law, associated therewith: (a) all domestic and foreign patents and applications therefor and all reissues, reexaminations, divisions, renewals, extensions, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, confidential or proprietary information, know how, technology, data and customer lists, compilations, databases, rights of privacy and publicity, and all documentation relating to any of the foregoing; (c) all copyrights, copyright registrations and applications therefor, the content of all Company websites and all other rights corresponding thereto throughout the world; (d) all mask works, mask work registrations and applications therefor; (e) all industrial designs and any registrations and applications therefor; (f) all trade names, logos, domain names, trade dress, trade secret, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith; and (g) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, and all documentation related to any of the foregoing.

“Intellectual Property of the Company” shall mean Company Owned IP and Licensed IP.

“IRS” shall have the meaning set forth in Section 3.11.3.

“Key Employees” shall mean Andrew Frawley, Anders Ekman, Michelle Taves, Will Farragut and Quinn Jalli.

“Knowledge” shall mean (x) with respect to the knowledge of the Company, the actual knowledge of the Key Employees and unless otherwise stated such knowledge that would have been discovered by each of them after reasonable inquiry; (y) with respect to the Purchaser, such term shall be limited to the actual knowledge of the executive officers of the Purchaser and unless otherwise stated, such knowledge that would have been discovered by such executive officers after reasonable inquiry; and (z) with respect to the Seller, such term shall be limited to the actual knowledge of the executive officers of the Seller and unless otherwise stated, such knowledge that would have been discovered by such executive officers after reasonable inquiry.

“Law” shall mean any federal, state, local, or foreign statute, law, code, directive, rule, regulation, guidance, stipulation, award, or ordinance, as may be amended from time to time.

“Lenders” shall mean AB Private Credit Investors Middle Market Direct Lending Fund, L.P., ABPCI Direct Lending Funding III LLC, Addington Square Private Credit Fund, L.P., Addington Square Funding II, L.P., AXA Equitable Life Insurance Company, BCA Mezzanine Fund II, L.P., Spring Capital Partners III, L.P., and their respective successors and assigns.

“Liabilities” shall have the meaning set forth in Section 3.12.

“Licensed IP” shall mean any Intellectual Property which is necessary to or used in the operation of the Company’ business, including the design, manufacture and use of the products and services of the Company as it currently is operated or is reasonably anticipated to be operated in the future, but shall specifically not include Company Owned IP or any rights in or to materials created for clients as “work-made-for-hire.”

“Liens” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance of any kind, charge or security interest in, on or of such asset (including, without limitation, any liens imposed in favor of any governmental or taxing authority, including, without limitation, liens relating to Taxes), (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (other than an operating lease) or any financial lease having substantially the same economic effect as any of the foregoing relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Losses” shall collectively mean all liabilities (including liabilities for Taxes), obligations, losses, damages, demands, claims, actions, suits, judgments, settlements, penalties, interest, out-of-pocket costs, expenses and disbursements (including reasonable costs of investigation, and reasonable attorneys’, accountants’ and expert witnesses’ fees) of whatever kind and nature, but shall exclude: (i) any punitive damages except to the extent that such damages are actually paid or payable by an Indemnified Party pursuant to a third party claim; and (ii) any costs for which the Holdback Amount is reduced pursuant to Section 7.9. The term “Losses” as used in this Agreement is not limited to matters asserted by third parties against an Indemnified Party but includes Losses incurred or sustained by an Indemnified Party in the absence of third party claims.

“Management Agreement” shall mean that certain Second Amended and Restated Management Services Agreement between the Company and 424 Capital Partners, LLC (fka Brook Capital Partners, LLC), dated as of November 21, 2016.

“Material Adverse Effect” shall mean any change, effect, or circumstance (a) that is, or would reasonably be expected to be, materially adverse to the business, assets, operations, or financial condition of the Company taken as a whole or (b) that materially and adversely affects the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby; provided, that, for purposes of this Agreement, a Material Adverse Effect shall not include changes to the assets, operations or financial condition of the Company to the extent resulting from (i) changes to the U.S., or global economy, in each case, as a whole, or that affect the industry or markets in which the Company operate as a whole, (ii) the announcement or disclosure of the transactions contemplated herein, (iii) any hurricane, earthquake or other natural disasters, (iv) general economic, regulatory or political conditions in North America, (v) changes in accounting rules, (vi) changes in the North American debt or securities markets, (vii) military action or any act of terrorism, (viii) changes in currency exchange rates or commodities prices, (ix) compliance by Purchaser with the terms of this Agreement, (x) any act or omission of any of the Company taken with the prior consent of, or at the request of, the Purchaser or (xi) any failure of any of the Company to meet projections or forecasts (provided that the underlying causes of such failure shall be considered in determining whether there is or has been a Material Adverse Effect).

“Membership Interests” shall mean the issued and outstanding membership interests of the Company.

“Milestone Condition” shall mean each of the First Milestone Condition, the Second Milestone Condition, the Third Milestone Condition and the Fourth Milestone Condition.

“Milestone Shares” shall mean shares of the Purchaser Parent’s common stock with a value calculated based on the average closing price of such common stock as reported on NASDAQ for the ten consecutive day period ending two (2) days prior to the date of issuance, which shares shall be book entry shares, “restricted securities” within the meaning of SEC Rule 144(a)(3) and such shares may only be sold or transferred pursuant to a registration under the Securities Act, or an exemption therefrom.

“Non-Third Party Acknowledgement of Liability” shall have the meaning set forth in Section 8.4.2.

“Non-Third Party Claim” shall have the meaning set forth in Section 8.4.1.

“Non-Third Party Claim Notice” shall have the meaning set forth in Section 8.4.1.

“Non-Third Party Dispute Notice” shall have the meaning set forth in Section 8.4.1.

“Non-Third Party Dispute Period” shall have the meaning set forth in Section 8.4.1.

“Order” shall mean any judgment, decree, order, writ, stipulation, injunction, permit or license, as may be amended from time to time.

“Parent” means DataMentors Holdings, LLC, a Delaware limited liability company and the parent of the Seller.

“Paydown and Release Agreement” shall mean the agreement between the Lenders and the Company, with the Purchaser a third party beneficiary thereunder, (x) setting forth the amount of Closing Indebtedness (including accrued interest thereon) due to each Lender as of immediately prior to the Closing and establishing the allocation amongst the Lenders of any (i) releases of funds from the Working Capital Escrow or Indemnity Escrow and/or (ii) Milestone Payments, (y) acknowledging that, upon payment of the amounts described in the foregoing clause (x) to the Lenders, (A) all liabilities of the Company to the Lenders will be satisfied in full, (B) the applicable credit agreement and/or loan facility will be terminated and (C) the Lenders will file all UCC termination statements or other releases as may be reasonably required to evidence the release of any Liens in connection therewith and (z) irrevocably and fully releasing the Company from any further claims, liabilities or obligations to the Lenders in connection with the applicable indebtedness obligations.

“Payment Instructions” shall have the meaning set forth in the Paydown and Release Agreement.

“Payment Parties” means the Lenders and each equity owner of Parent designated in any Payment Instructions.

“PBGC” shall have the meaning set forth in Section 3.19.7.

“Permits” shall have the meaning set forth in Section 3.15.2.

“Person” shall mean and include an individual, a company, a joint venture, a corporation (including any non-profit corporation), an estate, an association, a trust, a general or limited partnership, a limited liability company, a limited liability partnership, an unincorporated organization and a government or other department or agency thereof.

“Personal Information” means any piece of information that (i) by itself or in combination with other information, identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular consumer or household, (ii) can be used to identify, locate or contact a natural person; or (iii) is considered “personally identifiable information”, “personally identifiable health information,” “personal data”, “personal information”, “protected data,” “protected health information”, “non-public personal information” or any similar category of information or data under any applicable Law, including Information Privacy and Security Laws.

“Plan” shall have the meaning set forth in Section 3.19.2.

“PPP Act” shall mean the Paycheck Protection Program Flexibility Act of 2020, and all applicable rules and implementing regulations thereunder, as amended from time to time.

“PPP Lender” shall mean Western Alliance Bank, an Arizona corporation.

“PPP Loan” shall mean that certain U.S. Small Business Administration Loan #54291971-09, dated April 19, 2020, by and between the Company and the PPP Lender.

“PPP Loan Escrow Account” shall mean the escrow account established with the PPP Loan Escrow Agent pursuant to the PPP Loan Escrow Agreement.

“PPP Loan Escrow Agent” shall mean Western Alliance Bank.

“PPP Loan Escrow Agreement” shall mean that certain Escrow Agreement, dated as of the date hereof, in the form of Exhibit C by and among the Purchaser, the Seller and the PPP Loan Escrow Agent.

“PPP Loan Escrow Amount” shall mean $2,025,695.90.

“PPP Release Date” shall have the meaning set forth in Section 8.9.

“PPP Released Amount” shall have the meaning set forth in Section 8.9.

“Privacy Policies” shall have the meaning set forth in Section 3.14.2.

“Proceeding(s)” shall mean any action, suit, inquiry, charge, complaint, proceeding (including any arbitration proceeding), audit, dispute, Order, investigation or claim.

“Purchase Price” shall have the meaning set forth in Section 2.1.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 8.2.

“Purchaser’s Parent” means Porch Group, Inc., a Delaware corporation and the parent of the Purchaser.

“R&W Policy” shall mean the representation and warranty insurance policy in substantially the form attached hereto as Exhibit D.

“Real Property Lease” shall have the meaning set forth in Section 3.7.2.

“Reconciliation Period” shall have the meaning set forth in Section 2.2.1.

“Registered IP” shall mean any Intellectual Property that: (a) is owned by, purported to be owned by or exclusively licensed to, any of the Company and (b) has been registered with any Governmental or Regulatory Authority or comparable entity in any jurisdiction throughout the world.

“Related Group” shall have the meaning set forth in Section 3.20.

“Revenue of the Company” shall mean, for any period, the consolidated revenue of the Company during such relevant period, determined in accordance with GAAP. For the avoidance of doubt, Revenue of the Company shall not include any revenue recognized by the Company on account of any forgiveness of the PPP Loan.

“Right of Offset” shall have the meaning set forth in Section 8.8.

“SBA” shall have the meaning set forth in Section 3.12.2.

“SEC” means the Securities and Exchange Commission.

“Second Milestone Condition” shall mean the EBITDA of the Company for the calendar year 2021 as set forth in the applicable Annual Determination is equal to or greater than $2,000,000.

“Securities Act” means the Securities Act of 1933, as amended.

“Survival Period” shall have the meaning set forth in Section 8.1.

“Tail Insurance” shall have the meaning set forth in Section 7.6.

“Taxes” shall mean taxes, duties, charges or levies of any nature imposed by any taxing or other Governmental or Regulatory Authority, including without limitation federal, state, local or non-U.S. or other income, gross receipts, sales, use, gains, capital gains, surtax, severance, premium, windfall profits, transfer, registration, payroll, employment, alternative or add-on minimum, estimated, license, capital, franchise, capital stock, value-added, environmental (including taxes under Code Section 59A) taxes, taxes required to be deducted from payments made by the payor and accounted for to any tax authority, employees’ income withholding, back-up withholding, withholding on payments to foreign Persons, social security, national insurance, unemployment, worker’s compensation, payroll, disability, real property, personal property, sales, use, goods and services or other commodity taxes, business, occupancy, excise, customs and import duties, transfer, stamp, and other taxes of any kind whatsoever (including interest, penalties or additions to tax in respect of the foregoing), and includes all taxes payable by the Company pursuant to Treasury Regulations §1.1502-6 or any similar provision of state, local or foreign law.

“Third Milestone Condition” shall mean the Revenue of the Company for the calendar year 2022 as set forth in the applicable Annual Determination is equal to or greater than $32,000,000.

“Third Party Claim” shall have the meaning set forth in Section 8.4.2.

“Third Party Claim Notice” shall have the meaning set forth in Section 8.4.2.

“Title IV Plan” shall have the meaning set forth in Section 3.19.7.

“Transaction Bonuses” shall mean the amounts payable by the Company to those Persons specified in item 5 of Schedule 3.19.2, in the amounts set forth in item 5 of Schedule 3.19.2.

“Unregistered IP” shall mean any Intellectual Property that: (a) is owned by, purported to be owned by or exclusively licensed to, the Company and (b) has not been registered with any Governmental or Regulatory Authority or comparable entity in any jurisdiction throughout the world.

“Voluntary Disclosure” shall have the meaning set forth in Section 7.2.5.

“WOH Engagement” shall have the meaning set forth in Section 5.10.2.

“Working Capital Determination” shall have the meaning set forth in Section 2.2.1.

“Working Capital Escrow Account” shall mean the escrow account established with the Escrow Agent pursuant to the Escrow Agreement in respect of the Working Capital Escrow Amount.

“Working Capital Escrow Amount” shall mean $500,000.

“Working Capital Excess” shall have the meaning set forth in Section 2.1.2(ii).

“Working Capital Shortfall” shall have the meaning set forth in Section 2.1.2(i).

“Working Capital Threshold” shall mean $575,107.

“Working Capital Underpayment” shall have the meaning set forth in Section 2.1.2(i)(b).

Section 9.2 Interpretation. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement. Reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Underscored references to Articles, Sections, paragraphs, clauses or Exhibits shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Exhibit to, this Agreement or any Schedule, unless specifically referenced.

ARTICLE X

MISCELLANEOUS

Section 10.1 Expenses. Except as otherwise provided in this Agreement, each of the Purchaser, on the one hand, and the Seller, on the other hand, shall pay its own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel, financial advisors and accountants. Notwithstanding the foregoing, Purchaser and Seller shall each be responsible for 50% of the costs and expenses attributable to recasting the Company’s financial statements at the request of the Purchaser prior to the date of this Agreement.

Section 10.2 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto (including, without limitation, the validity or enforcement of this Agreement), shall be governed by the laws of the State of Delaware without regard to any conflicts or choice of laws provisions of the State of Delaware that would result in the application of the law of any other jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware or any court of the State of Delaware located in New Castle County in any action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, and agrees that any such action, suit or proceeding shall be brought only in such court. Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.3 Captions. The Article and Section captions used herein and the headings to Exhibits attached to this Agreement and included in the Schedules are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 10.4 Publicity. No party to this Agreement or its representatives shall, and the Seller shall insure that no representative of the Company shall, issue any press release or other public document or make any public statement relating to this Agreement or the matters contained herein without obtaining the prior approval of the Purchaser and the Seller. Notwithstanding the foregoing, the foregoing provisions shall not apply to the extent that the Purchaser is required to make any announcement or public filing of, relating to or arising out of this Agreement by virtue of the federal securities laws of the United States or the rules and regulations promulgated thereunder or other rules of NASDAQ, or any announcement by any party or the Company pursuant to applicable law or regulations.

Section 10.5 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been given (a) upon delivery, if delivered by hand, courier or email (b) three days after the date of deposit in the mails, postage prepaid, if sent by certified or registered mail, or (c) the next business day if sent by a prepaid overnight courier service, and in each case at the respective addresses set forth below or such other address as such party may have fixed by notice:

If to the Purchaser, addressed to:

Porch.com, Inc.

2200 1st Avenue South
Seattle, WA 98134

Attention:	Matt Ehrlichman, Chief Executive Officer

Matthew Cullen, General Counsel

with a copy to (which shall not constitute notice):

Davis & Gilbert LLP

1740 Broadway

New York, New York 10019

Attention:	Jason M. Abramson, Esq.

If to the Company, addressed to:

Datamentors, LLC

2200 1st Avenue South
Seattle, WA 98134

Attention:	Matt Ehrlichman, Chief Executive Officer

Matthew Cullen, General Counsel

with a copy to (which shall not constitute notice):

Davis & Gilbert LLP

1740 Broadway

New York, New York 10019

Attention:	Jason M. Abramson, Esq.

If to the Seller, addressed to:

Datamentors Intermediate, LLC

c/o Whiteman Osterman & Hanna LLP

One Commerce Plaza

Albany, NY 12260

Attention:	Andrew Frawley

Charles R. Haviland, Jr.

with a copy to (which shall not constitute notice):

Whiteman Osterman & Hanna LLP

One Commerce Plaza

Albany, New York 12260

Attention:	Charles R. Haviland, Jr.

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other parties in the manner herein provided for giving notice.

Section 10.6 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law; provided that the Purchaser may transfer, assign, pledge or hypothecate this Agreement to an Affiliate of the Purchaser. Any purported such transfer, assignment, pledge, or hypothecation (other than by operation of law) shall be void and ineffective. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

Section 10.7 Severability. In the event any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted.

Section 10.8 Counterparts. This Agreement may be executed in two or more counterparts or by facsimile transmission or emailed PDF, all of which taken together shall constitute one instrument.

Section 10.9 Entire Agreement. This Agreement, together with the Schedules hereto, and the Employment Agreements, the Protective Covenant Agreements, the Paydown and Release Agreement, the Escrow Agreement and the PPP Loan Escrow Agreement, each of even date herewith (collectively, the “Operative Documents”), constitute the sole, exclusive and only agreements of the parties hereto pertaining to the subject matter hereof, contain all of the covenants, conditions and agreements between the parties, express or implied, whether by statute or otherwise, and sets forth the respective rights, duties and obligations of each party to the other parties as of the date hereof. Any prior agreements, promises, negotiations or representations not expressly set forth in the Operative Documents are of no force and effect; provided, however, nothing contained in this Agreement shall affect any confidentiality agreements, non-solicitation/non-servicing agreements or any other type of restrictive covenant agreement that the Seller or any Key Employee enters into with the Purchaser or one of its Affiliates. No oral understandings, oral statements, oral promises or oral inducements exist.

Section 10.10 Amendments. This Agreement may not be amended, supplemented or modified orally, but only by an agreement in writing signed by the Purchaser and the Seller.

Section 10.11 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto and their respective successors and assigns as permitted under Section 10.6.

Section 10.12 Use of Terms. Whenever the context so requires or permits, all references to the masculine herein shall include the feminine and neuter, all references to the neuter herein shall include the masculine and feminine, all references to the plural shall include the singular and all references to the singular shall include the plural.

Section 10.13 No Strict Construction; Representation by Counsel. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsman will be applied against any party hereto. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

Section 10.14 No Conflict.

(a) Each of the parties hereto (i) hereby confirms that no engagement that Whiteman Osterman & Hanna LLP has undertaken or may undertake on behalf of the Company, Seller, Parent or any of Parent’s current or former equityholders or Affiliates will be asserted by Purchaser or any of its Affiliates either as a conflict of interest with respect to, or as a basis to preclude, challenge or otherwise disqualify Whiteman Osterman & Hanna LLP from, any current or future representation of Seller, Parent or their Affiliates, and (ii) hereby waives any conflict of interest that exists on or prior to the Closing, or that might be asserted to exist after the Closing, and any other basis that might be asserted to preclude, challenge or otherwise disqualify Whiteman Osterman & Hanna LLP in any representation of Seller, Parent or their respective Affiliates with respect to any such matter.

(b) Purchaser, for itself and its Affiliates, hereby irrevocably acknowledges and agrees that communications and attorney work-product documentation internal to the Company or between the Company and its counsel, including Whiteman Osterman & Hanna LLP, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, proceeding, claim or action arising out of or relating to, this Agreement, any agreements contemplated by this Agreement or the transactions contemplated hereby, or any matter relating to any of the foregoing, are privileged communications and documentation between the Company and such counsel, will survive the Closing, will not by virtue of the Closing or otherwise pass and become an asset or property of the Purchaser following the Closing, will be assigned to and controlled by the Seller and from and after the Closing none of Purchaser or any other Person purporting to act on behalf of or through Purchaser or any of its Affiliates, will obtain or seek to obtain the same by any process. From and after the Closing, Purchaser, on behalf of itself and its Affiliates, waives and will not assert against the Seller, Parent or their respective Affiliates, any attorney-client privilege with respect to any communication relating to this Agreement, any agreements contemplated by this Agreement or the transactions contemplated by this Agreement, between Whiteman Osterman & Hanna LLP and the Company or any of its current or former equityholders occurring prior to the Closing in connection with any representation from and after the Closing. To the extent Purchaser or any of its Affiliates should discover in its possession after the Closing any privileged communications or documents, it may not use such privileged materials and shall take reasonable steps to preserve the confidentiality thereof. Purchaser further agrees that Whiteman Osterman & Hanna LLP and its partners and employees are third party beneficiaries of this Section 10.14.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Membership Interest Purchase Agreement, on the day and year first above written.

PORCH.COM, INC.

By:	/s/ Matthew Ehrlichman
	Name:	Matthew Ehrlichman
	Title:	Authorized Person

DATAMENTORS INTERMEDIATE, LLC

By:	/s/ Andrew Frawley
	Name:	Andrew Frawley
	Title:	Chief Executive Officer

DATAMENTORS, LLC

By:	/s/ Andrew Frawley
	Name:	Andrew Frawley
	Title:	Chief Executive Officer

[Signature Page to Membership Interest Purchase Agreement]

60